As filed with the Securities and Exchange Commission on September 20, 2022

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

REGISTRATION STATEMENT

ON

FORM S-3

UNDER

THE SECURITIES ACT OF 1933

SPDR® GOLD TRUST

SPONSORED BY WORLD GOLD TRUST SERVICES, LLC

(Exact name of Registrant as specified in its charter)

New York	81-6124035
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

c/o World Gold Trust Services, LLC

685 Third Avenue, 27th Floor

New York, New York 10017

(212) 317-3800

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

World Gold Trust Services, LLC

685 Third Avenue, 27th Floor

New York, New York 10017

(212) 317-3800

Attention: Principal Executive Officer

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Ann B. Pace, Esq.

World Gold Trust Services, LLC

685 Third Avenue, 27th Floor

New York, NY 10017

(212) 317-3830

Steven J. Glusband, Esq.

Carter Ledyard & Milburn LLP

28 Liberty Street, 41st Floor

New York, New York 10005

(212) 732-3200

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement, as determined by market conditions and other factors.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated September 20, 2022

PRELIMINARY PROSPECTUS

SPDR® Gold Trust

SPDR® Gold Shares

The SPDR® Gold Trust (the “Trust”) issues SPDR® Gold Shares (the “Shares”) which represent units of fractional undivided beneficial interest in and ownership of the Trust. World Gold Trust Services, LLC is the sponsor of the Trust (the “Sponsor”). BNY Mellon Asset Servicing, a division of The Bank of New York Mellon, is the trustee of the Trust (the “Trustee”), HSBC Bank plc is the custodian of the Trust (the “Custodian”), and State Street Global Advisors Funds Distributors, LLC is the marketing agent of the Trust (the “Marketing Agent”). The Trust intends to issue additional Shares on a continuous basis through its Trustee. The Trust is not a commodity pool for purposes of the Commodity Exchange Act of 1936, as amended, and its sponsor is not subject to regulation by the Commodity Futures Trading Commission as a commodity pool operator, or a commodity trading advisor.

The Shares trade on NYSE Arca, Inc. (the “NYSE Arca”) under the symbol “GLD.” The closing price of the Shares on the NYSE Arca on September 19, 2022 was $155.96.

The Shares may be purchased from the Trust only in one or more blocks of 100,000 Shares (a block of 100,000 Shares is called a Basket). The Trust issues Shares in Baskets to certain authorized participants (the “Authorized Participants”) on an ongoing basis. Baskets are offered continuously at the net asset value (the “NAV”), for 100,000 Shares on the day that an order to create a Basket is accepted by the Trustee. It is expected that the Shares will be sold to the public at varying prices to be determined by reference to, among other considerations, the price of gold and the trading price of the Shares on the NYSE Arca at the time of each sale.

Investing in the Shares involves significant risks. See “Risk Factors” starting on page 6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities offered in this prospectus, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Shares are neither interests in nor obligations of the Sponsor, the Trustee or the Marketing Agent and may only be redeemed by or through an Authorized Participant and only in Baskets.

“SPDR” is a product of S&P Dow Jones Indices LLC and has been licensed for use by the SPDR® Gold Trust.

The date of this prospectus is                     , 2022.

This prospectus contains information you should consider when making an investment decision about the Shares. You may rely on the information contained in this prospectus. The Trust and the Sponsor have not authorized any person to provide you with different information and, if anyone provides you with different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell the Shares in any jurisdiction where the offer or sale of the Shares is not permitted.

Authorized Participants may be required to deliver a prospectus when making transactions in the Shares.

The data contained in the section captioned “The Gold Industry” is based on information obtained from sources that the Sponsor believes are reliable. This prospectus summarizes certain documents and other information in a manner the Sponsor believes to be accurate. In making an investment decision, you must rely on your own examination of the Trust, the gold industry, the operation of the gold bullion market and the terms of the offering and the Shares, including the merits and risks involved, including those discussed under the heading “Risk Factors” in this prospectus.

“SPDR” is a product of S&P Dow Jones Indices LLC (“SPDJI”) and has been licensed for use by State Street Corporation. Standard and Poor’s and S&P are registered trademarks of Standard & Poor’s Financial Services LLC (“S&P”); Dow Jones is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”); “SPDR” is a trademark of SPDJI; and these trademarks have been licensed for use by SPDJI and sublicensed for certain purposes by State Street Corporation. State Street Corporation’s financial products are not sponsored, endorsed, sold or promoted by SPDJI. Dow Jones, S&P, their respective affiliates, and none of such parties make any representation regarding the advisability of investing in such product(s) nor do they have any liability for any errors, omissions or interruptions of SPDR®. Further limitations that could affect investors’ rights may be found in this prospectus.

WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING, BUT NOT LIMITED TO, LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

THE LBMA GOLD PRICE, WHICH IS ADMINISTERED AND PUBLISHED BY ICE BENCHMARK ADMINISTRATION LIMITED (“IBA”), SERVES AS, OR AS PART OF, AN INPUT OR UNDERLYING REFERENCE FOR SPDR® GOLD TRUST.

i

THE LBMA GOLD PRICE IS A TRADEMARK OF PRECIOUS METALS PRICES LIMITED, AND IS LICENSED TO IBA AS THE ADMINISTRATOR OF THE LBMA GOLD PRICE. ICE BENCHMARK ADMINSTRATION IS A TRADEMARK OF IBA AND/OR ITS AFFILIATES. THE LBMA GOLD PRICE PM, AND THE TRADEMARKS LBMA GOLD PRICE AND ICE BENCHMARK ADMINISTRATION, ARE USED BY SPDR® GOLD TRUST WITH PERMISSION UNDER LICENCE BY IBA.

IBA AND ITS AFFILIATES MAKE NO CLAIM, PREDICATION, WARRANTY OR REPRESENTATION WHATSOEVER, EXPRESS OR IMPLIED, AS TO THE RESULTS TO BE OBTAINED FROM ANY USE OF THE LBMA GOLD PRICE, OR THE APPROPRIATENESS OR SUITABILITY OF THE LBMA GOLD PRICE FOR ANY PARTICULAR PURPOSE TO WHICH IT MIGHT BE PUT, INCLUDING WITH RESPECT TO SPDR® GOLD TRUST. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ALL IMPLIED TERMS, CONDITIONS AND WARRANTIES, INCLUDING, WITHOUT LIMITATION, AS TO QUALITY, MERCHANTABILITY, FITNESS FOR PURPOSE, TITLE OR NON-INFRINGEMENT, IN RELATION TO THE LBMA GOLD PRICE, ARE HEREBY EXCLUDED AND NONE OF IBA OR ANY OF ITS AFFILIATES WILL BE LIABLE IN CONTRACT OR TORT (INCLUDING NEGLIGENCE), FOR BREACH OF STATUTORY DUTY OR NUISANCE, FOR MISREPRESENTATION, OR UNDER ANTITRUST LAWS OR OTHERWISE, IN RESPECT OF ANY INACCURACIES, ERRORS, OMISSIONS, DELAYS, FAILURES, CESSATIONS OR CHANGES (MATERIAL OR OTHERWISE) IN THE LBMA GOLD PRICE, OR FOR ANY DAMAGE, EXPENSE OR OTHER LOSS (WHETHER DIRECT OR INDIRECT) YOU MAY SUFFER ARISING OUT OF OR IN CONNECTION WITH THE LBMA GOLD PRICE OR ANY RELIANCE YOU MAY PLACE UPON IT.

ii

Statement Regarding Forward-Looking Statements

This prospectus includes “forward-looking statements” which generally relate to future events or future performance. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “it is likely” or the negative of these terms or other comparable terminology. All statements (other than statements of historical fact) included in this prospectus that address activities, events or developments that will or may occur in the future, including such matters as changes in commodity prices and market conditions (for gold and the Shares), the Trust’s operations, the Sponsor’s plans and references to the Trust’s future success and other similar matters are forward-looking statements. These statements are only predictions. Actual events or results may differ materially. These statements are based upon certain assumptions and analyses the Sponsor made based on its perception of historical trends, current conditions and expected future developments, as well as other factors appropriate in the circumstances. Whether or not actual results and developments will conform to the Sponsor’s expectations and predictions, however, is subject to a number of risks and uncertainties, including the special considerations discussed in this prospectus, general economic, market and business conditions, changes in laws or regulations, including those concerning taxes, made by governmental authorities or regulatory bodies, and other world economic and political developments. See “Risk Factors.” Consequently, all the forward-looking statements made in this prospectus are qualified by these cautionary statements, and there can be no assurance that the actual results or developments the Sponsor anticipates will be realized or, even if substantially realized, that they will result in the expected consequences to, or have the expected effects on, the Trust’s operations or the value of the Shares. Moreover, neither the Sponsor nor any other person assumes responsibility for the accuracy or completeness of the forward-looking statements. Neither the Trust nor the Sponsor is under a duty to update any of the forward-looking statements to conform such statements to actual results or to reflect a change in the Sponsor’s expectations or predictions.

iii

Prospectus Summary

You should read this entire prospectus and the material incorporated by reference herein, including “Risk Factors,” before making an investment decision about the Shares.

TRUST STRUCTURE

The Trust is an investment trust, formed on November 12, 2004 under New York law pursuant to a trust indenture (the “Trust Indenture”). The Trust holds gold bars and from time to time, issues Baskets in exchange for deposits of gold and distributes gold in connection with redemptions of Baskets. The investment objective of the Trust is for the Shares to reflect the performance of the price of gold bullion, less the Trust’s expenses. The Sponsor believes that, for many investors, the Shares represent a cost-effective investment in gold. The Shares represent units of fractional undivided beneficial interest in and ownership of the Trust and trade under the ticker symbol GLD on the NYSE Arca.

The Trust’s sponsor is World Gold Trust Services, LLC (the “Sponsor”) which is an indirect wholly-owned subsidiary of the World Gold Council (“WGC”), a not-for-profit association registered under Swiss law. The Sponsor is a Delaware limited liability company and was formed on July 17, 2002.

The Sponsor established the Trust and generally oversees the performance of the Trustee and the Trust’s principal service providers but does not exercise day-to-day oversight over the Trustee and such service providers. The Sponsor may direct the Trustee to employ one or more other custodians in addition to or in replacement of the Custodian, provided that the Sponsor may not appoint a successor custodian without the consent of the Trustee if the appointment has a material adverse effect on the Trustee’s ability to perform its duties. To assist the Sponsor in marketing the Shares, the Sponsor has entered into a marketing agent agreement with the Marketing Agent (the “Marketing Agent Agreement”). The Sponsor may compensate its affiliates for providing marketing and other services to the Trust without any additional cost to the Trust. The Sponsor maintains a public website on behalf of the Trust, containing information about the Trust and the Shares, including a listing of the gold bars held by the Trust. The internet address of the Trust’s website is www.spdrgoldshares.com. This internet address is only provided here as a convenience to you, and the information contained on or connected to the Trust’s website is not considered part of this prospectus. The Marketing Agent has sub-licensed the use of the registered mark “SPDR” to the Sponsor for use by the Trust.

The trustee is BNY Mellon Asset Servicing, a division of The Bank of New York Mellon (the “Trustee”). The Trustee is generally responsible for the day-to-day administration of the Trust. This includes (1) selling the Trust’s gold as needed to pay the Trust’s expenses (gold sales are expected to occur approximately monthly in the ordinary course), (2) calculating the NAV of the Trust and the NAV per Share, (3) receiving and processing orders from Authorized Participants to create and redeem Baskets and coordinating the processing of such orders with the Custodian and The Depository Trust Company (the “DTC”), and (4) monitoring the Custodian.

The Trustee determines the NAV of the Trust on each day that the NYSE Arca is open for regular trading at the earlier of (i) the afternoon session of the twice daily determination of the price of an ounce of gold through an auction by the London Bullion Market Association (the “LBMA”) administered by the ICE Benchmark Administration (the “IBA”), which starts at 3:00 PM London, England time (the “LBMA Gold Price PM”) or (ii) 12:00 PM New York time. The LBMA Gold Price PM is determined by participants in a physically settled, electronic and tradable auction. The LBMA Gold Price PM replaced the previously established London PM Gold Fix on March 20, 2015. The NAV of the Trust is the aggregate value of the Trust’s assets less its estimated accrued but unpaid liabilities (which include accrued expenses). In determining the Trust’s NAV, the Trustee values the gold held by the Trust based on the LBMA Gold Price PM for an ounce of gold. The Trustee also determines the NAV per Share.

The custodian is HSBC Bank plc (the “Custodian”) and is responsible for the safekeeping of the Trust’s gold bars transferred to it in connection with the creation of Baskets by Authorized Participants. The Custodian also facilitates the transfer of gold in and out of the Trust through gold accounts it maintains for Authorized Participants and the Trust. The Custodian is a market maker, clearer and approved weigher under the rules of the LBMA.

Detailed descriptions of certain specific rights and duties of the Sponsor, Marketing Agent, Trustee and the Custodian are set forth in our Annual Report on Form 10-K incorporated herein by reference.

TRUST OBJECTIVE

The investment objective of the Trust is for the Shares to reflect the performance of the price of gold bullion, less the expenses of the Trust’s operations. The Shares are designed for investors who want a cost-effective and convenient way to invest in gold. Advantages of investing in the Shares include:

•

Ease and Flexibility of Investment. The Shares trade on the NYSE Arca and provide institutional and retail investors with indirect access to the gold bullion market. The Shares may be bought and sold on the NYSE Arca like any other exchange-listed securities, and the Shares regularly trade until 8:00 PM New York time.

•

Expenses. The Sponsor expects that, for many investors, costs associated with buying and selling the Shares in the secondary market and the payment of the Trust’s ongoing expenses will be lower than the costs associated with buying and selling gold bullion and storing and insuring gold bullion in a traditional allocated gold bullion account.

Investing in the Shares does not insulate the investor from certain risks, including price volatility. See “Risk Factors.”

TRUST’S GOLD HOLDINGS AS OF AUGUST 31, 2022

At August 31, 2022, the amount of gold owned by the Trust and held by the Custodian in its vault was 31,582,529 ounces, 100% of which is allocated gold in the form of London Good Delivery gold bars with a market value of $53,698,529,317 based on the LBMA Gold Price PM on August 31, 2022 (cost—$50,824,771,861).

An allocated account is an account with a bullion dealer, which may also be a bank, to which individually identified gold bars owned by the account holder are credited. The gold bars in an allocated gold account are specific to that account and are identified by a list which shows, for each gold bar, the refiner, assay or fineness, serial number and gross and fine weight. All of the Trust’s gold is fully allocated at the end of each business day. The Custodian provides the Trustee with regular reports detailing the gold transfers in and out of the Trust’s allocated account at the Custodian and identifying the gold bars held in the Trust’s allocated account at the Custodian. Gold held in the Trust’s allocated account is the property of the Trust and is not traded, leased or loaned under any circumstances.

PRINCIPAL OFFICES

The offices of the Trust and the Sponsor are located at 685 Third Avenue, 27th Floor, New York, New York 10017 and the Trust’s telephone number is 212-317-3800. The Trustee has a trust office at 2 Hanson Place, Brooklyn, New York 11217. The Custodian’s office is located at 8 Canada Square, London, E14 5HQ, United Kingdom. The Marketing Agent’s office is located at Channel Center, One Iron Street, Boston, Massachusetts 02210.

The Offering

Offering	The Shares represent units of fractional undivided beneficial interest in and ownership of the Trust.

Shares outstanding and NAV per share	As of September 19, 2022, 330,600,000 Shares were outstanding and the estimated NAV per Share as determined by the Trust for September 19, 2022 was $155.04.

Use of proceeds	Proceeds received by the Trust from the issuance and sale of Baskets consist of gold and, possibly from time to time, cash. Pursuant to the Trust Indenture, during the life of the Trust the gold and any cash will only be (1) held by the Trust, (2) distributed to Authorized Participants in connection with the redemption of Baskets or (3) sold or disbursed as needed to pay the Trust’s ongoing expenses.

NYSE Arca symbol	GLD

CUSIP	78463V 107

Creation and redemption	The Trust creates and redeems the Shares from time to time, but only in one or more Baskets (a Basket equals a block of 100,000 Shares). The creation and redemption of Baskets requires the delivery to the Trust or the distribution by the Trust of the amount of gold and any cash represented by the Baskets being created or redeemed, the amount of which is based on the combined NAV of the number of Shares included in the Baskets being created or redeemed. Creations of Baskets may only be made after the requisite gold is deposited in the allocated account of the Trust. The initial amount of gold required for deposit with the Trust to create Shares for the period from the formation of the Trust to the first day of trading of the Shares on the NYSE was 10,000 ounces per Basket. The number of ounces of gold required to create a Basket or to be delivered upon the redemption of a Basket gradually decreases over time, due to the accrual of the Trust’s expenses and the sale of the Trust’s gold to pay the Trust’s expenses. Baskets may be created or redeemed only by Authorized Participants, who pay a transaction fee for each order to create or redeem Baskets and may sell the Shares included in the Baskets they create to other investors.

Net Asset Value	The NAV of the Trust is the aggregate value of the Trust’s assets less its liabilities (which include estimated accrued but unpaid fees and expenses). In determining the NAV of the Trust, the Trustee values the gold held by the Trust on the basis of the price of an ounce of gold as determined by the afternoon session of the twice daily determination of the price of an ounce of gold which starts at 3:00 PM London, England time and is performed by participants in a physically settled, electronic and tradable auction administered by the IBA. The Trustee determines the NAV of the Trust on each day the NYSE Arca is open for regular trading, at the earlier of the LBMA Gold Price PM for the day or 12:00 PM New York time. If no LBMA Gold Price PM is made on a particular evaluation day or if the LBMA Gold Price PM has not been announced by 12:00 PM New York time on a particular evaluation day, the next most recent LBMA Gold Price (AM or PM) is used in the determination of the NAV of the Trust, unless the Trustee, in consultation with the Sponsor, determines that such price is inappropriate to use as the basis for such determination. The Trustee also determines the NAV per Share, which equals the NAV of the Trust, divided by the number of outstanding Shares.

Trust expenses	The Trust’s only recurring fixed expense is the Sponsor’s fee which accrues daily at an annual rate equal to 0.40% of the daily NAV, in exchange for the Sponsor assuming the responsibility to pay all ordinary fees and expenses of the Trust which include the fees and expenses of the Trustee, the fees and expenses of the Custodian for the custody of the Trust’s gold bars, the fees and expenses of the Sponsor, certain taxes, the fees of the Marketing Agent, printing and mailing costs, legal and audit fees, registration fees, NYSE Arca listing fees and other marketing costs and expenses.

Voting rights	Shareholders have no voting rights except in limited circumstances. Shareholders holding at least 66 2/3% of the Shares outstanding may vote to remove the Trustee. The Trustee, in turn, may terminate the Trust with the agreement of Shareholders owning at least 66 2/3% of the outstanding Shares. In addition, certain amendments to the Trust Indenture require 51% or unanimous consent of the Shareholders.

Termination events

The Sponsor may, and it is anticipated that the Sponsor will, direct the Trustee to terminate and liquidate the Trust when the NAV of the Trust is less than $350 million (as adjusted for inflation). The Sponsor may also direct the Trustee to terminate the Trust if the Commodity Futures Trading Commission (the “CFTC”) determines that the Trust is a commodity pool under the Commodity Exchange Act of 1936, as amended (the “CEA”). The Trustee may also terminate the Trust upon the agreement of Shareholders owning at least 66 2/3% of the outstanding Shares.

The Trustee will terminate and liquidate the Trust if one of the following events occurs:

•   DTC, the securities depository for the Shares, is unwilling or unable to perform its functions under the Trust Indenture and no suitable replacement is available;

•   The Shares are de-listed from the NYSE Arca and are not listed for trading on another US national securities exchange or through the NASDAQ Stock Market within five business days from the date the Shares are de-listed;

•   The NAV of the Trust remains less than $50 million for a period of 50 consecutive business days;

•   The Sponsor resigns or is unable to perform its duties or becomes bankrupt or insolvent and the Trustee has not appointed a successor and has not itself agreed to act as sponsor;

•   The Trustee resigns or is removed and no successor trustee is appointed within 60 days;

•   The Custodian resigns and no successor custodian is appointed within 60 days;

•   The sale of all of the Trust’s assets;

•   The Trust fails to qualify for treatment, or ceases to be treated, for US federal income tax purposes, as a grantor trust; or

•   The maximum period for which the Trust is allowed to exist under New York law ends.

Upon the termination of the Trust, the Trustee will, within a reasonable time after the termination of the Trust, sell the Trust’s gold bars and, after paying or making provision for the Trust’s liabilities, distribute the proceeds to the Shareholders.

Authorized Participants	Baskets may be created or redeemed only by Authorized Participants. Each Authorized Participant must (1) be a registered broker-dealer or other securities market participant such as a bank or other financial institution which is not required to register as a broker-dealer to engage in securities transactions, (2) be a participant in DTC (“DTC Participant”), (3) have entered into an agreement with the Trustee and the Sponsor (the “Participant Agreement”),
and (4) have established an unallocated gold account with the Custodian (the “Authorized Participant Unallocated Account”). The Participant Agreement provides the procedures for the creation and redemption of Baskets and for the delivery of gold and any cash required for such creations or redemptions. As of the date of this prospectus, Credit Suisse Securities (USA) LLC, Goldman, Sachs & Co., Goldman Sachs Execution & Clearing, L.P., HSBC Securities (USA) Inc., J.P. Morgan Securities LLC, Merrill Lynch Professional Clearing Corp., Morgan Stanley & Co. LLC, RBC Capital Markets LLC, UBS Securities LLC and Virtu Americas LLC are the only Authorized Participants. A list of the current Authorized Participants can be obtained from the Trustee or the Sponsor.

Clearance and settlement	The Shares are evidenced by global certificates that the Trustee issues to DTC. The Shares are available only in book-entry form. Shareholders may hold their Shares through DTC, if they are DTC Participants, or indirectly through entities that are DTC Participants.

Risk Factors

You should consider carefully the risks described below before making an investment decision. You should also refer to the other information included or incorporated by reference in this prospectus, including the Trust’s financial statements and the related notes.

RISKS RELATED TO GOLD

Crises may motivate large-scale sales of gold which could decrease the price of gold and adversely affect an investment in the Shares.

The possibility of large-scale distress sales of gold in times of crisis may have a negative impact on the price of gold and adversely affect an investment in the Shares. For example, the 2008 financial crisis resulted in significant sales of gold by individuals which depressed the price of gold. Crises in the future may impair gold’s price performance which would, in turn, adversely affect an investment in the Shares.

Substantial sales of gold by the official sector could adversely affect an investment in the Shares.

The official sector consists of central banks, other governmental agencies and international organizations that buy, sell and hold gold as part of their reserve assets. The official sector holds a significant amount of gold, most of which is static, meaning that it is held in vaults and is not bought, sold, leased or swapped or otherwise mobilized in the open market. See “The Gold Industry—Sources of Gold Supply” and “Movements in the Price of Gold” for more details. In the event that future economic, political or social conditions or pressures require members of the official sector to liquidate their gold assets all at once or in an uncoordinated manner, the demand for gold might not be sufficient to accommodate the sudden increase in the supply of gold to the market. Consequently, the price of gold could decline significantly, which would adversely affect an investment in the Shares.

The price of gold may be affected by the sale of gold by exchange traded funds or other exchange traded vehicles tracking gold markets.

To the extent existing exchange traded funds (“ETFs”) or other exchange traded vehicles tracking gold markets represent a significant proportion of demand for physical gold bullion, large redemptions of the securities of these ETFs or other exchange traded vehicles could negatively affect physical gold bullion prices and the price and NAV of the Shares.

The value of the gold held by the Trust is determined using the LBMA Gold Price PM. Potential discrepancies in the calculation of the LBMA Gold Price PM, as well as any future changes to the LBMA Gold Price PM, could impact the value of the gold held by the Trust and could have an adverse effect on the value of an investment in the Shares.

The LBMA Gold Price is determined twice each business day (10:30 a.m. and 3:00 p.m. London time) by the participants in a physically settled, electronic and tradable auction administered by the IBA using a bidding process that determines the price of gold by matching buy and sell orders submitted by the participants for the applicable auction time. The net asset value of the Trust is determined each day the Trust’s principal market, the NYSE Arca, is open for regular trading, using the LBMA Gold Price PM. If the LBMA Gold Price PM has not been announced by 12:00 PM New York time on a particular evaluation day, the next most recent LBMA Gold Price (AM or PM) is used in the determination of the net asset value of the Trust. The Trust, the Sponsor, and the Trustee do not participate in establishing the LBMA Gold Price. Other trusts backed by physical gold also use the LBMA Gold Price to determine their asset value. The LBMA Gold Price replaced the London Gold Fix on March 20, 2015 and has become a widely used benchmark for daily gold prices.

In the event that the LBMA Gold Price PM does not prove to be an accurate benchmark, and the LBMA Gold Price PM varies materially from the price determined by other mechanisms, the Net Asset Value of the Trust and the value of an investment in the Shares could be adversely impacted. Any future developments in the benchmark, to the extent they have a material impact on the LBMA Gold Price PM, could adversely impact the Net Asset Value of the Trust and the value of an investment in the Shares. Further, the calculation of the LBMA Gold Price PM is not an exact process. Rather it is based upon a procedure of matching orders from participants in the auction process and their customers to sell gold with orders from participants in the auction process and their customers to buy gold at particular prices. The LBMA Gold Price PM does not therefore purport to reflect each buyer or seller of gold in the market, nor does it purport to set a definitive price for gold at which all orders for sale or purchase will take place on that particular day or time. All orders placed into the auction process by the participants will be executed on the basis of the price determined pursuant to the LBMA Gold Price PM auction process (provided that orders may be cancelled, increased or decreased while the auction is in progress). It is possible that electronic failures or other unanticipated events may occur that could result in delays in the announcement of, or the inability of the system to produce, an LBMA Gold Price PM on any given date.

RISKS RELATED TO THE CUSTODY OF GOLD

The Trust’s gold may be subject to loss, damage, theft or restriction on access.

There is a risk that some or all of the Trust’s gold bars held by the Custodian or any subcustodian on behalf of the Trust could be lost, damaged or stolen. Access to the Trust’s gold bars could also be restricted by natural events (such as an earthquake) or human actions (such as a terrorist attack). Any of these events may adversely affect the operations of the Trust and, consequently, an investment in the Shares.

The Trust may not have adequate sources of recovery if its gold is lost, damaged, stolen or destroyed and recovery may be limited, even in the event of fraud, to the market value of the gold at the time the fraud is discovered.

Shareholders’ recourse against the Trust, the Trustee and the Sponsor, under New York law, the Custodian, under English law, and any subcustodians under the law governing their custody operations is limited. The Trust does not insure its gold. The Custodian maintains insurance with regard to its business on such terms and conditions as it considers appropriate which does not cover the full amount of gold. The Trust is not a beneficiary of any such insurance and does not have the ability to dictate the existence, nature or amount of coverage. Therefore, Shareholders cannot be assured that the Custodian will maintain adequate insurance or any insurance with respect to the gold held by the Custodian on behalf of the Trust. In addition, the Custodian and the Trustee do not require any direct or indirect subcustodians to be insured or bonded with respect to their custodial activities or in respect of the gold held by them on behalf of the Trust. Consequently, a loss may be suffered with respect to the Trust’s gold which is not covered by insurance and for which no person is liable in damages.

The liability of the Custodian is limited under the Custody Agreements. Under the Custody Agreements, the Custodian is only liable for losses that are the direct result of its own negligence, fraud or willful default in the performance of its duties. Any such liability is further limited, in the case of the Allocated Bullion Account Agreement, to the market value of the gold bars held in the Trust’s allocated gold account (Trust Allocated Account) at the time such negligence, fraud or willful default is discovered by the Custodian and, in the case of the Unallocated Bullion Account Agreement, to the amount of gold credited to the Trust’s unallocated gold account (Trust Unallocated Account) at the time such negligence, fraud or willful default is discovered by the Custodian. The Custodian is not contractually or otherwise liable for any losses suffered by any Authorized Participant or Shareholder that are not the direct result of its own negligence, fraud or willful default in the performance of its duties under such agreement, and in no event will its liability exceed the market value of the balance in the Authorized Participant Unallocated Account at the time such gross negligence, fraud or willful default is discovered by the Custodian.

In addition, the Custodian will not be liable for any delay in performance or any non-performance of any of its obligations under the Custody Agreements by reason of any cause beyond its reasonable control, including acts of God, war or terrorism. As a result, the recourse of the Trustee or the investor, under English law, is limited. Furthermore, under English common law, the Custodian or any subcustodian will not be liable for any delay in the performance or any non-performance of its custodial obligations by reason of any cause beyond its reasonable control.

Gold bars may be held by one or more subcustodians appointed by the Custodian, or employed by the subcustodians appointed by the Custodian, until it is transported to the Custodian’s London vault premises. Under the Allocated Bullion Account Agreement, except for an obligation on the part of the Custodian to use commercially reasonable efforts to obtain delivery of the Trust’s gold bars from any subcustodians appointed by the Custodian, the Custodian is not liable for the acts or omissions of its subcustodians unless the selection of such subcustodians was made negligently or in bad faith.

The obligations of the Custodian under the Allocated Bullion Account Agreement, the Unallocated Bullion Account Agreement and the Participant Unallocated Bullion Account Agreement are governed by English law. The Custodian may enter into arrangements with subcustodians, which arrangements may also be governed by English law. The Trust is a New York investment trust. Any federal, New York, or other court situated in the United States may have difficulty interpreting English law (which, insofar as it relates to custody arrangements, is largely derived from court rulings rather than statute), LBMA rules or the customs and practices in the London custody market. It may be difficult or impossible for the Trust to sue a subcustodian in a United States, New York or other court situated in the United States. In addition, it may be difficult, time consuming and/or expensive for the Trust to enforce in a foreign court a judgment rendered by a federal, New York, or other court situated in the United States.

If any subcustodian which holds gold on a temporary basis does not exercise due care in the safekeeping of the Trust’s gold bars, the ability of the Trustee or the Custodian to recover damages against such subcustodian may be limited to only such recourse, if any, as may be available under applicable English law or other applicable law. If the Trustee’s or the Custodian’s recourse against the subcustodian is so limited, the Trust may not be adequately compensated for the loss. For more information on the Trustee’s and the Custodian’s ability to seek recovery against subcustodians, the use of subcustodians in the most recent fiscal year and the subcustodian’s duty to safekeep the Trust’s gold bars, see the section of the Trust’s Annual Report on Form 10-K, incorporated herein by reference, captioned “Custody of the Trust’s Gold.”

If the Trust’s gold bars are lost, damaged, stolen or destroyed under circumstances rendering a party liable to the Trust, the responsible party may not have the financial resources sufficient to satisfy the Trust’s claim. For example, as to a particular event of loss, the only source of recovery for the Trust might be limited to the Custodian, as currently it is the sole custodian holding all of the Trust’s gold; or one or more subcustodians, if appointed; or, to the extent identifiable, other responsible third parties (e.g., a thief or terrorist), any of which may not have the financial resources (including liability insurance coverage) to satisfy a valid claim of the Trust.

Neither the Shareholders nor any Authorized Participant has a right under the Custody Agreements to assert a claim of the Trustee against the Custodian or any subcustodian; claims under the Custody Agreements may only be asserted by the Trustee on behalf of the Trust.

Because neither the Trustee nor the Custodian oversees or monitors the activities of subcustodians who may temporarily hold the Trust’s gold bars until transported to the Custodian’s London vault, failure by the subcustodians to exercise due care in the safekeeping of the Trust’s gold bars could result in a loss to the Trust.

Under the Allocated Bullion Account Agreement, the Custodian agreed that it will hold all of the Trust’s gold bars in its own vault premises except when the gold bars have been allocated in a vault other than the Custodian’s vault premises, and in such cases the Custodian agreed that it will use commercially reasonable efforts promptly to transport the gold bars to the Custodian’s vault, at the Custodian’s cost and risk. Nevertheless, there will be periods of time when some portion of the Trust’s gold bars may be held by one or more subcustodians appointed by the Custodian or by a subcustodian of such subcustodian.

The Custodian is required under the Allocated Bullion Account Agreement to use reasonable care in appointing its subcustodians but otherwise has no other responsibility in relation to the subcustodians appointed by it. These subcustodians may in turn appoint further subcustodians, but the Custodian is not responsible for the appointment of these further subcustodians. The Custodian does not undertake to monitor the performance by subcustodians of their custody functions or their selection of further subcustodians. The Trustee does not undertake to monitor the performance of any subcustodian. Furthermore, the Trustee may have no right to visit the premises of any subcustodian for the purposes of examining the Trust’s gold bars or any records maintained by the subcustodian, and no subcustodian will be obligated to cooperate in any review the Trustee may wish to conduct of the facilities, procedures, records or creditworthiness of such subcustodian. See the section of the Trust’s Annual Report on Form 10-K, incorporated herein by reference, captioned “Custody of the Trust’s Gold” for more information about subcustodians that may hold the Trust’s gold.

In addition, the ability of the Trustee to monitor the performance of the Custodian may be limited because under the Custody Agreements the Trustee has only limited rights to visit the premises of the Custodian for the purpose of examining the Trust’s gold bars and certain related records maintained by the Custodian.

The ability of the Trustee and the Custodian to take legal action against subcustodians may be limited, which increases the possibility that the Trust may suffer a loss if a subcustodian does not use due care in the safekeeping of the Trust’s gold bars.

If any subcustodian which holds gold on a temporary basis does not exercise due care in the safekeeping of the Trust’s gold bars, the ability of the Trustee or the Custodian to recover damages against such subcustodian may be limited to only such recourse, if any, as may be available under applicable English law or, if the subcustodian is not located in England, under other applicable law. This is because there are expected to be no written contractual arrangements between subcustodians who may hold the Trust’s gold bars and the Trustee or the Custodian, as the case may be. If the Trustee’s or the Custodian’s recourse against the subcustodian is so limited, the Trust may not be adequately compensated for the loss. For more information on the Trustee’s and the Custodian’s ability to seek recovery against subcustodians, the use of subcustodians in the most recent fiscal year and the subcustodian’s duty to safekeep the Trust’s gold bars, see the section of the Trust’s Annual Report on Form 10-K, incorporated herein by reference, captioned “Custody of the Trust’s Gold.”

Gold held in the Trust’s unallocated gold account and any Authorized Participant’s unallocated gold account will not be segregated from the Custodian’s assets. If the Custodian becomes insolvent, its assets may not be adequate to satisfy a claim by the Trust or any Authorized Participant. In addition, in the event of the Custodian’s insolvency, there may be a delay and costs incurred in identifying the gold bars held in the Trust’s allocated gold account.

Gold which is part of a deposit for a purchase order or part of a redemption distribution will be held for a time in the Trust Unallocated Account and, previously or subsequently, in the Authorized Participant Unallocated Account of the purchasing or redeeming Authorized Participant. During those times, the Trust and the Authorized Participant, as the case may be, will have no proprietary rights to any specific bars of gold held by the Custodian and will each be an unsecured creditor of the Custodian with respect to the amount of gold held in such unallocated accounts. In addition, if the Custodian fails to allocate the Trust’s gold in a timely manner, in the proper amounts or otherwise in accordance with the terms of the Unallocated Bullion Account Agreement, or if a subcustodian fails to so segregate gold held by it on behalf of the Trust, unallocated gold will not be segregated from the Custodian’s assets, and the Trust will be an unsecured creditor of the Custodian with respect to the amount so held in the event of the insolvency of the Custodian. In the event the Custodian becomes insolvent, the Custodian’s assets might not be adequate to satisfy a claim by the Trust or the Authorized Participant for the amount of gold held in their respective unallocated gold accounts.

In the event of the insolvency of the Custodian, a liquidator may seek to freeze access to the gold held in all of the accounts held by the Custodian, including the Trust Allocated Account. Although the Trust would retain legal title to the allocated gold bars, the Trust could incur expenses in connection with obtaining control of the allocated gold bars, and the assertion of a claim by such liquidator for unpaid fees due to the Custodian could delay creations and redemptions of Baskets.

The gold bullion custody operations of the Custodian are not subject to specific governmental regulatory supervision.

The Custodian is responsible for the safekeeping of the Trust’s gold bullion that the Custodian allocates to the Trust in connection with the creation of Baskets by Authorized Participants. The Custodian also facilitates the transfer of gold in and out of the Trust through unallocated gold accounts it maintains for Authorized Participants and the Trust. Although the Custodian is a market maker, clearer and approved weigher under the rules of the LBMA (which sets out good practices for participants in the bullion market), the LBMA is not an official or governmental regulatory body. Furthermore, although the Custodian is subject to general banking regulations by U.S. regulators and is generally regulated in the U.K. by the Prudential Regulation Authority and the Financial Conduct Authority (the “FCA”), such regulations do not directly cover the Custodian’s gold bullion custody operations in the U.K. Accordingly, the Trust is dependent on the Custodian to comply with the best practices of the LBMA and to implement satisfactory internal controls for its gold bullion custody operations in order to keep the Trust’s gold secure.

GENERAL RISKS

The Trust relies on the information and technology systems of the Trustee, the Custodian, the Marketing Agent and, to a lesser degree, the Sponsor, which could be adversely affected by information systems interruptions, cybersecurity attacks or other disruptions which could have a material adverse effect on our record keeping and operations.

The Custodian, the Trustee and the Marketing Agent depend upon information technology infrastructure, including network, hardware and software systems to conduct their business as it relates to the Trust. A cybersecurity incident, or a failure to protect their computer systems, networks and information against cybersecurity threats, could result in a loss of information and adversely impact their ability to conduct their business, including their business on behalf of the Trust. Despite implementation of network and other cybersecurity measures, their security measures may not be adequate to protect against all cybersecurity threats.

The Trust as well as the Sponsor and its service providers are vulnerable to the effects of geopolitical events and the continuation of the war in Ukraine or other hostilities.

Geopolitical events and the continuation of the hostilities in Ukraine or other hostilities could disrupt and potentially impact the business activities of the Sponsor and its service providers and have an adverse effect on the Trust.

In late February 2022, Russia launched an invasion of Ukraine, significantly amplifying already existing geopolitical tensions among Russia and other countries in the region and in the west. On March 7, 2022, the LBMA suspended its accreditation of six Russian precious metals refiners. The LBMA stated that existing bars produced by the refiners before their suspension will still be accepted as good delivery. Following an announcement at the G7 Summit to collectively ban the import of Russian gold, the UK passed regulations which prohibit the direct or indirect (i) import of gold that originated in Russia, (ii) acquisition of gold that originated in Russia or is located in Russia and (iii) supply or delivery of gold that originated in Russia, all after July 21, 2022. Similarly, US regulations prohibit the import of gold of Russian origin into the United States on or after June 28, 2022 and EU regulations prohibit the direct or indirect import, purchase or transfer of gold if it originates in Russia and has been exported from Russia after July 22, 2022.

The responses of countries and political bodies to Russia’s actions, the larger overarching tensions, and Ukraine’s military response and the potential for wider conflict may increase financial market volatility generally, have adverse effects on regional and global economic markets, and cause volatility in the price of gold and the price of the Shares. In addition, the conflict in Ukraine, along with global political fallout and implications including sanctions, shipping disruptions, collateral war damage, and a potential expansion of the conflict beyond Ukraine’s borders, could disturb the gold market.

The Trust as well as the Sponsor and its service providers are vulnerable to the effects of public health crises, including the ongoing novel coronavirus pandemic (the “COVID-19 pandemic”).

Pandemics and other public health crises may cause a curtailment of business activities which may potentially impact the ability of the Sponsor and its service providers to operate. The COVID-19 pandemic or a similar public health threat could adversely impact the Trust by causing operating delays and disruptions, market disruption and shutdowns (including as a result of government regulation and prevention measures). The COVID-19 pandemic has had and will likely continue to have serious negative effects on social, economic and financial systems, including significant uncertainty and volatility in the financial markets. To date, the impact of COVID-19 has not materially affected the operations of the Trust.

Potential conflicts of interest may arise among the Sponsor or its affiliates and the Trust.

Conflicts of interest may arise among the Sponsor and its affiliates, on the one hand, and the Trust and its Shareholders, on the other hand. As a result of these conflicts, the Sponsor may favor its own interests and the interests of its affiliates over the Trust and its Shareholders. As an example, the Sponsor, its affiliates and their officers and employees are not prohibited from engaging in other businesses or activities, including those that might be in direct competition with the Trust.

RISKS RELATED TO THE SHARES

The value of the Shares relates directly to the value of the gold held by the Trust and fluctuations in the price of gold could materially adversely affect an investment in the Shares.

The Shares are designed to mirror as closely as possible the performance of the price of gold, and the value of the Shares relates directly to the value of the gold held by the Trust, less the Trust’s liabilities (including estimated accrued expenses). The price of gold has fluctuated widely over the past several years. Several factors may affect the price of gold, including:

•

Global gold supply and demand, which is influenced by such factors as gold’s uses in jewelry, technology and industrial applications, purchases made by investors in the form of bars, coins and other gold products, forward selling by gold producers, purchases made by gold producers to unwind gold hedge positions, central bank purchases and sales, and production and cost levels in major gold-producing countries such as China, the United States and Australia;

•	Global or regional political, economic or financial events and situations, especially those unexpected in nature;

•	Investors’ expectations with respect to the rate of inflation;

•	Currency exchange rates;

•	Interest rates;

•	Investment and trading activities of hedge funds and commodity funds; and

•	Other economic variables such as income growth, economic output, and monetary policies.

The Shares have experienced significant price fluctuations. If gold markets continue to be subject to sharp fluctuations, this may result in potential losses if you need to sell your Shares at a time when the price of gold is lower than it was when you made your investment. Even if you are able to hold Shares for the long-term, you may never experience a profit, since gold markets have historically experienced extended periods of flat or declining prices, in addition to sharp fluctuations.

In addition, investors should be aware that while gold is used to preserve wealth by investors around the world, there is no assurance that gold will maintain its long-term value in terms of purchasing power in the future. In the event that the price of gold declines, the Sponsor expects the value of an investment in the Shares to decline proportionately.

If concerns about the integrity or reliability of the LBMA Gold Price PM arise, even if eventually shown to be without merit, such concerns could adversely affect investor interest in gold and therefore adversely affect the price of gold and the value of an investment in the Shares.

Because the net asset value of the Trust is determined using the LBMA Gold Price PM, discrepancies in, or manipulation of the calculation of the LBMA Gold Price PM could have an adverse impact on the value of an investment in the Shares. Furthermore, any concern about the integrity or reliability of the pricing mechanism could disrupt trading in gold and products using the LBMA Gold Price PM, such as the Shares. In addition, these concerns could potentially lead to changes in the manner in which the LBMA Gold Price PM is calculated and/or the discontinuance of the LBMA Gold Price PM altogether. Each of these factors could lead to less liquidity or greater price volatility for gold and products using the LBMA Gold Price PM, such as the Shares, or otherwise could have an adverse impact on the trading price of the Shares.

The amount of gold represented by the Shares will continue to be reduced during the life of the Trust due to the sales of gold necessary to pay the Trust’s expenses irrespective of whether the trading price of the Shares rises or falls in response to changes in the price of gold.

Each outstanding Share represents a fractional, undivided interest in the gold held by the Trust. The Trust does not generate any income and regularly sells gold to pay for its ongoing expenses. Therefore, the amount of gold represented by each Share has gradually declined over time. This is also true with respect to Shares that are issued in exchange for additional deposits of gold into the Trust, as the amount of gold required to create Shares proportionately reflects the amount of gold represented by the Shares outstanding at the time of creation. Assuming a constant gold price, the trading price of the Shares is expected to gradually decline relative to the price of gold as the amount of gold represented by the Shares gradually declines.

Investors should be aware that the gradual decline in the amount of gold represented by the Shares will occur regardless of whether the trading price of the Shares rises or falls in response to changes in the price of gold. The estimated ordinary operating expenses of the Trust, which accrue daily, are described in the Trust’s Annual Report on Form 10-K, incorporated herein by reference.

The Trust is a passive investment vehicle. This means that the value of the Shares may be adversely affected by Trust losses that, if the Trust had been actively managed, it might have been possible to avoid.

The Trustee does not actively manage the gold held by the Trust. This means that the Trustee does not sell gold at times when its price is high, or acquire gold at low prices in the expectation of future price increases. It also means that the Trustee does not make use of any of the hedging techniques available to professional gold investors to attempt to reduce the risks of losses resulting from price decreases. Any losses sustained by the Trust will adversely affect the value of the Shares.

The Shares may trade at a price which is at, above or below the NAV per Share and any discount or premium in the trading price relative to the NAV per Share may widen as a result of non-concurrent trading hours between the COMEX and NYSE Arca.

The Shares may trade at, above or below the NAV per Share. The NAV per Share fluctuates with changes in the market value of the Trust’s assets. The trading price of the Shares fluctuates in accordance with changes in the NAV per Share as well as market supply and demand. The amount of the discount or premium in the trading price relative to the NAV per Share may be influenced by non-concurrent trading hours between the COMEX and NYSE Arca. While the Shares trade on NYSE Arca until 8:00 PM New York time, liquidity in the global gold market may be reduced after the close of the COMEX at 1:30 PM New York time. As a result, during this time, trading spreads, and the resulting premium or discount, on the Shares may widen.

The sale of the Trust’s gold to pay expenses at a time of low gold prices could adversely affect the value of the Shares.

The Trustee sells gold held by the Trust to pay Trust expenses on an as-needed basis irrespective of then-current gold prices. The Trust is not actively managed, and no attempt will be made to buy or sell gold to protect against or to take advantage of fluctuations in the price of gold. Consequently, the Trust’s gold may be sold at a time when the gold price is low, resulting in a negative effect on the value of the Shares.

Shareholders do not have the protections associated with ownership of shares in an investment company registered under the Investment Company Act of 1940, as amended, or the protections afforded by the Commodity Exchange Act.

The Trust is not registered as an investment company under the Investment Company Act of 1940, as amended, and is not required to register under such act. Consequently, Shareholders do not have the regulatory protections provided to investors in registered investment companies. The Trust will not hold or trade in commodity futures contracts regulated by the Commodity Exchange Act (the “CEA”) as administered by the Commodity Futures Trading Commission (the “CFTC”). Furthermore, the Trust is not a commodity pool for purposes of the CEA, and none of the Sponsor, the Trustee or the Marketing Agent is subject to regulation by the CFTC as a commodity pool operator or a commodity trading advisor in connection with the Shares. Consequently, Shareholders do not have the regulatory protections provided to investors in CEA-regulated instruments or commodity pools.

The Trust may be required to terminate and liquidate at a time that is disadvantageous to Shareholders.

If the Trust is required to terminate and liquidate, such termination and liquidation could occur at a time which is disadvantageous to Shareholders, such as when gold prices are lower than the gold prices at the time when Shareholders purchased their Shares. In such a case, when the Trust’s gold is sold as part of the Trust’s liquidation, the resulting proceeds distributed to Shareholders will be less than if gold prices were higher at the time of sale.

The liquidity of the Shares may be affected by the withdrawal of Authorized Participants.

In the event that one of more Authorized Participants which has substantial interests in the Shares withdraws from participation, the liquidity of the Shares will likely decrease, which could adversely affect the market price of the Shares.

The lack of an active trading market or a halt in trading of the Shares may result in losses on investment at the time of disposition of the Shares.

Although Shares are listed for trading on NYSE Arca, it cannot be assumed that an active trading market for the Shares will be maintained. If an investor needs to sell Shares at a time when no active market for Shares exists, or there is a halt in trading of securities generally or of the Shares, this will most likely adversely affect the price the investor receives for the Shares (assuming the investor is able to sell them).

Redemption orders are subject to postponement, suspension or rejection by the Trustee under certain circumstances.

The Trustee may, in its discretion, and will when directed by the Sponsor, suspend the right of redemption or postpone the redemption settlement date, (1) for any period during which NYSE Arca is closed other than customary weekend or holiday closings, or trading on NYSE Arca is suspended or restricted, (2) for any period during which an emergency exists as a result of which the delivery, disposal or evaluation of gold is not reasonably practicable, or (3) for such other period as the Sponsor determines to be necessary for the protection of Shareholders. In addition, the Trustee will reject a redemption order if the order is not in proper form as described in the Participant Agreement or if the fulfillment of the order, in the opinion of its counsel, might be unlawful. Any such postponement, suspension or rejection could adversely affect a redeeming Shareholder. For example, the resulting delay may adversely affect the value of the Shareholder’s redemption distribution if the price of the Shares declines during the period of the delay. See “Creation and Redemption of Shares—Redemption Procedures.” Under the Trust Indenture, the Sponsor and the Trustee disclaim any liability for any loss or damage that may result from any such suspension or postponement.

Shareholders do not have the rights enjoyed by investors in certain other vehicles.

As interests in an investment trust, the Shares have none of the statutory rights normally associated with the ownership of shares of a corporation (including, for example, the right to bring “oppression” or “derivative” actions). In addition, the Shares have limited voting and distribution rights (for example, Shareholders do not have the right to elect directors and will not receive dividends). See “Description of the Shares” for a description of the limited rights of holders of Shares.

An investment in the Shares may be adversely affected by competition from other methods of investing in gold.

The Trust competes with other financial vehicles, including traditional debt and equity securities issued by companies in the gold industry and other securities backed by or linked to gold, direct investments in gold and investment vehicles similar to the Trust. Market and financial conditions, and other conditions beyond the Sponsor’s control, may make it more attractive to invest in other financial vehicles or to invest in gold directly, which could limit the market for the Shares and reduce the liquidity of the Shares.

The Trust’s obligation to reimburse the Marketing Agent and the Authorized Participants for certain liabilities in the event the Sponsor fails to indemnify such parties could adversely affect an investment in the Shares.

The Sponsor has agreed to indemnify the Marketing Agent, its partners, directors and officers, and any person who controls the Marketing Agent, and its respective successors and assigns, against any loss, damage, expense, liability or claim that may be incurred by the Marketing Agent in connection with (1) any untrue statement or alleged untrue statement of a material fact contained in the registration statement of which this report forms a part (including this report, any preliminary prospectus, any prospectus supplement and any exhibits thereto) or any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading; (2) any untrue statement or alleged untrue statement of a material fact made by the Sponsor with respect to any representations and warranties or any covenants under the Marketing Agent Agreement, or failure of the Sponsor to perform any agreement or covenant therein; (3) any untrue statement or alleged untrue statement of a material fact contained in any materials used in connection with the marketing of the Shares; (4) circumstances surrounding the third party allegations relating to patent and contract disputes; or (5) the Marketing Agent’s performance of its duties under the Marketing Agent Agreement, and to contribute to payments that the Marketing Agent may be required to make in respect thereof. The Trustee has agreed to reimburse the Marketing Agent, solely from and to the extent of the Trust’s assets, for indemnification and contribution due under the preceding sentence to the extent the Sponsor has not paid such amounts directly when due. Under the Participant Agreement, the Sponsor also has agreed to indemnify the Authorized Participants against certain liabilities, including liabilities under the Securities Act and to contribute to payments that the Authorized Participants may be required to make in respect of such liabilities. The Trustee has agreed to reimburse the Authorized Participants, solely from and to the extent of the Trust’s assets, for indemnification and contribution amounts due from the Sponsor in respect of such liabilities to the extent the Sponsor has not paid such amounts when due. In the event the Trust is required to pay any such amounts, the Trustee would be required to sell assets of the Trust to cover the amount of any such payment and the NAV of the Trust would be reduced accordingly, thus adversely affecting an investment in the Shares.

Under the Trust Indenture, the Sponsor may be able to seek indemnification from the Trust for payments it makes in connection with the Sponsor’s activities under the Trust Indenture to the extent its conduct does not disqualify it from receiving such indemnification under the terms of the Trust Indenture. The Sponsor will also be indemnified from the Trust and held harmless against any loss, liability or expense arising under the Marketing Agent Agreement or any Participant Agreement insofar as such loss, liability or expense arises from any untrue statement or alleged untrue statement of a material fact contained in any written statement provided to the Sponsor by the Trustee.

Use of Proceeds

Proceeds received by the Trust from the issuance and sale of Baskets will consist of gold and, possibly from time to time, cash. Pursuant to the Trust Indenture, during the life of the Trust, the gold and any cash will only be: (1) held by the Trust, (2) distributed to Authorized Participants in connection with the redemption of Baskets or (3) sold or disbursed as needed to pay the Trust’s ongoing expenses.

The Gold Industry

GOLD SUPPLY AND DEMAND

Gold is a physical asset that is accumulated rather than consumed. As a result, virtually all the gold that has ever been mined still exists today in one form or another. The following table is a summary of the world gold supply and demand for the past 5 years. It is based on information reported in the Gold Focus 20221.

World Gold Supply and Demand (2017-2021)

Tonnes	2017	2018	2019	2020	2021
SUPPLY
Mine Production	3,573	3,655	3,595	3,476	3,581
Recycling	1,112	1,132	1,276	1,293	1,136
Net Hedging Supply	—	—	6	—	—
Total Supply	4,685	4,787	4,877	4,769	4,717
DEMAND
Jewelry Fabrication	2,257	2,290	2,152	1,324	2,229
Industrial Demand	333	335	326	303	330
Net Physical Investment	1,035	1,067	844	890	1,168
Net Hedging Demand	21	12	—	39	23
Net Official Sector Buying	379	656	605	255	454
Total Demand	4,024	4,360	3,927	2,811	4,204
Market Balance	661	427	950	1,958	513
Net Investment in ETPs	271	71	398	888	193
Market Balance less ETPs	390	356	552	1,069	705
Gold Price (US$/oz, London)	1,257	1,268	1,393	1,770	1,799

Source: Metals Focus Gold Focus 2022

SOURCES OF GOLD SUPPLY

Based on data from Gold Focus 2022, gold supply averaged 4,767 tonnes per year between 2017 and 2021. Sources of gold supply include both mine production and recycled above-ground stocks and, to a lesser extent, producer net hedging. The largest portion of gold supplied to the market is from mine production, which averaged approximately 3,576 tonnes per year from 2017 through 2021. The second largest source of annual gold supply is recycling gold, which is gold that has been recovered from jewelry and other fabricated products and converted back into marketable gold. Recycled gold averaged approximately 1,190 tonnes annually between 2017 through 2021.

[1]

Gold Focus 2022 is published by Metals Focus, Ltd. which is a precious metals research consultancy based in London. Metals Focus Data Ltd., an affiliate of the Sponsor, provides the supply and demand data to Metals Focus, Ltd. When used in this prospectus “tonne” refers to one metric tonne, which is equivalent to 1,000 kilograms or 32,151 troy ounces.

SOURCES OF GOLD DEMAND

Based on data from Gold Focus 2022, gold demand averaged 3,865 tonnes per year between 2017 and 2021. Gold demand generally comes from four sources: jewelry, industry (including medical applications), investment and the official sector (including central banks and supranational organizations). The largest source of demand comes from jewelry fabrication, which accounted for approximately 53% of the identifiable demand from 2017 through 2021 followed by net physical investment, which represents identifiable investment demand, which accounted for approximately 26%.

Gold demand is widely dispersed throughout the world with significant contributions from India and China. In many countries there are seasonal fluctuations in the levels of demand for gold—especially jewelry. However, as a result of variations in the timing of seasons throughout the world, seasonal fluctuations in demand do not appear to have a significant impact on the global gold price.

Between 2017 and 2021, according to Gold Focus 2022, central bank purchases averaged 470 tonnes. The prominence given by market commentators to this activity coupled with the total amount of gold held by the official sector has resulted in this area being one of the more visible shifts in the gold market.

OPERATION OF THE GOLD BULLION MARKET

The global trade in gold consists of over-the-counter (“OTC”) transactions in spot, forwards, and options and other derivatives, together with exchange-traded futures and options.

GLOBAL OVER-THE-COUNTER MARKET

The OTC market trades on a continuous basis and accounts for most global gold trading. Market makers and participants in the OTC market trade with each other and their clients on a principal-to-principal basis. All risks and issues of credit are between the parties directly involved in the transaction. The three products relevant to LBMA market making are Spot (S), Forwards (F) and Options (O). There are twelve LBMA Market Makers who provide the service in one, two or all three products2.

The OTC market provides a relatively flexible market in term of quotes, price, size, destinations for delivery and other factors. Bullion dealers customize transactions to meet their clients’ requirements. The OTC market has no formal structure and no open-outcry meeting place.

The main centers of the OTC market are London, New York and Zurich. Mining companies, central banks, manufacturers of jewelry and industrial products, together with investors and speculators, tend to transact their business through one of these centers. Centers such as Dubai and several cities in the Far East also transact substantial OTC market business. Bullion dealers have offices around the world and most of the world’s major bullion dealers are either members or associate members of the LBMA.

In the OTC market, the standard size of gold trades ranges between 5,000 and 10,000 ounces. Bid-offer spreads are typically $0.50 per ounce. Transaction costs in the OTC market are negotiable between the parties and therefore vary widely, with some dealers willing to offer clients competitive prices for larger volumes, although this will vary according to the dealer, the client and market conditions. Cost indicators can be obtained from various information service providers as well as dealers.

Liquidity in the OTC market can vary from time to time during the course of the 24-hour trading day. Fluctuations in liquidity are reflected in adjustments to dealing spreads—the difference between a dealer’s “buy” and “sell” prices. The period of greatest liquidity in the gold market generally occurs at the time of day when trading in the European time zones overlaps with trading in the United States, which is when OTC market trading in London, New York and other centers coincides with futures and options trading on the COMEX.

[2]	http://www.lbma.org.uk/aboutmembership

THE LONDON BULLION MARKET

Although the market for physical gold is global, most OTC market trades are cleared through London. In addition to coordinating market activities, the LBMA acts as the principal point of contact between the market and its regulators. A primary function of the LBMA is its involvement in the promotion of refining standards by maintenance of the “London Good Delivery Lists,” which are the lists of LBMA accredited melters and assayers of gold. The LBMA also coordinates market clearing and vaulting, promotes good trading practices and develops standard documentation.

The term “loco London” refers to gold bars physically held in London that meet the specifications for weight, dimensions, fineness (or purity), identifying marks (including the assay stamp of an LBMA acceptable refiner) and appearance set forth in the good delivery rules promulgated by the LBMA from time to time. Gold bars meeting these requirements are known as “London Good Delivery Bars.” The unit of trade in London is the troy ounce, whose conversion between grams is: 1,000 grams = 32.1507465 troy ounces and 1 troy ounce = 31.1034768 grams. A London Good Delivery Bar is acceptable for delivery in settlement of a transaction on the OTC market. Typically referred to as 400- ounce bars, a London Good Delivery Bar must contain between 350 and 430 fine troy ounces of gold, with a minimum fineness (or purity) of 995 parts per 1,000 (99.5%), be of good appearance and be easy to handle and stack. The fine gold content of a gold bar is calculated by multiplying the gross weight of the bar (expressed in units of 0.025 troy ounces) by the fineness of the bar.

LBMA GOLD PRICE

The LBMA Gold Price is determined twice daily during London trading hours through an auction which provides reference gold prices for that day’s trading. The LBMA Gold Price was initiated on March 20, 2015 and replaced the London PM Gold Fix. The auction that determines the LBMA Gold Price is a physically settled, electronic and tradeable auction, with the ability to settle trades in U.S. dollars, euros or British pounds. The IBA provides the auction platform and methodology as well as the overall administration and governance for the LBMA Gold Price. Many long-term contracts are expected to be priced on the basis of either the morning (AM) or afternoon (PM) LBMA Gold Price, and many market participants are expected to refer to one or the other of these prices when looking for a basis for valuations.

The FCA in the U.K. regulates the LBMA Gold Price.

FUTURES EXCHANGES

The most significant gold futures exchange is the COMEX, part of the CME Group. It began to offer trading in gold futures contracts in 1974, and for most of the period since that date, it has been the largest exchange in the world for trading precious metals futures and options. The Tokyo Commodity Exchange (the “TOCOM”) is another significant futures exchange and has been trading gold since 1982. Trading on these exchanges is based on fixed delivery dates and transaction sizes for the futures and options contracts traded. Trading costs are negotiable. As a matter of practice, only a small percentage of the futures market turnover ever comes to physical delivery of the gold represented by the contracts traded. Both exchanges permit trading on margin. Margin trading can add to the speculative risk involved given the potential for margin calls if the price moves against the contract holder. Both the COMEX and the TOCOM operate through a central clearance system, and in each case, the exchange acts as a counterparty for each member for clearing purposes.

Over recent years China has become an important source of gold demand, and its futures markets have grown. Gold futures contracts are traded on the Shanghai Gold Exchange and the Shanghai Futures Exchange.

MARKET REGULATION

The global gold markets are overseen and regulated by both governmental and self-regulatory organizations. In addition, certain trade associations have established rules and protocols for market practices and participants.

MOVEMENTS IN THE PRICE OF GOLD

As movements in the price of gold are expected to directly affect the price of the Shares, investors should understand what the recent movements in the price of gold have been. Investors, however, should also be aware that past movements in the gold price are not indicators of future movements. The following chart provides historical background on the price of gold. The chart illustrates movements in the price of gold in U.S. dollars per ounce over the period from the day the Shares began trading on the NYSE on November 18, 2004 to June 30, 2022 and is based on the LBMA Gold Price PM when available from March 20, 2015 and previously the London PM Fix.

Daily Gold Price – November 18, 2004 – June 30, 2022

LBMA Gold Price PM USD

Creation and Redemption of Shares

The Trust creates and redeems Shares from time to time, but only in one or more Baskets. The creation and redemption of Baskets is only made in exchange for the delivery to the Trust or the distribution by the Trust of the amount of gold and any cash represented by the Baskets being created or redeemed, the amount of which is based on the combined NAV of the number of Shares included in the Baskets being created or redeemed determined on the day the order to create or redeem Baskets is properly received. Creations of Baskets may only be settled after the requisite gold is deposited in the allocated account of the Trust.

Authorized Participants are the only persons that may place orders to create and redeem Baskets. To become an Authorized Participant, a person must enter into a Participant Agreement with the Sponsor and the Trustee. The Participant Agreement and the related procedures attached thereto may be amended by the Trustee and the Sponsor without the consent of any Shareholder or Authorized Participant. Authorized Participants who make deposits with the Trust in exchange for Baskets receive no fees, commissions or other form of compensation or inducement of any kind from either the Sponsor or the Trust, and no such person has any obligation or responsibility to the Sponsor or the Trust to effect any sale or resale of Shares.

Some of the activities of Authorized Participants will result in their being deemed participants in a distribution in a manner which would render them statutory underwriters and subject them to the prospectus-delivery and liability provisions of the Securities Act of 1933, as amended (the “Securities Act”). As of the date of this prospectus, Credit Suisse Securities (USA) LLC, Goldman, Sachs & Co., Goldman Sachs Execution & Clearing, L.P., HSBC Securities (USA) Inc., J.P. Morgan Securities LLC, Merrill Lynch Professional Clearing Corp., Morgan Stanley & Co. LLC, RBC Capital Markets LLC, UBS Securities LLC and Virtu Americas LLC are our Authorized Participants. An updated list of Authorized Participants can be obtained from the Trustee or the Sponsor.

Prior to initiating any creation or redemption order, an Authorized Participant must have entered into an agreement with the Custodian to establish an Authorized Participant Unallocated Account in London, or a Participant Unallocated Bullion Account Agreement. Authorized Participant Unallocated Accounts may only be used for transactions with the Trust. An unallocated account is an account with a bullion dealer, which may also be a bank, to which a fine weight amount of gold is credited. Transfers to or from an unallocated account are made by crediting or debiting the number of ounces of gold being deposited or withdrawn. The account holder is entitled to direct the bullion dealer to deliver an amount of physical gold equal to the amount of gold standing to the credit of the account holder. Gold held in an unallocated account is not segregated from the Custodian’s assets. The account holder therefore has no ownership interest in any specific bars of gold that the bullion dealer holds or owns. The account holder is an unsecured creditor of the bullion dealer, and credits to an unallocated account are at risk of the bullion dealer’s insolvency, in which event it may not be possible for a liquidator to identify any gold held in an unallocated account as belonging to the account holder rather than to the bullion dealer.

Certain Authorized Participants are able to participate directly in the gold bullion market and the gold futures market. In some cases, an Authorized Participant may from time to time acquire gold from or sell gold to its affiliated gold trading desk, which may profit in these instances. The Sponsor believes that the size and operation of the gold bullion market make it unlikely that an Authorized Participant’s direct activities in the gold or securities markets will impact the price of gold or the price of the Shares. Authorized Participants must be: (1) a DTC Participant; (2) registered as a broker-dealer under the Exchange Act, and regulated by FINRA, or some other self-regulatory organization or will be exempt from being or otherwise not be required to be so regulated or registered; and (3) qualified to act as a broker or dealer in the states or other jurisdictions where the nature of its business so requires. Each Authorized Participant will have its own set of rules and procedures, internal controls and information barriers as it determines is appropriate in light of its own regulatory regime.

Authorized Participants may act for their own accounts or as agents for broker-dealers, custodians and other securities market participants that wish to create or redeem Baskets. An order for one or more Baskets may be placed by an Authorized Participant on behalf of multiple clients. Persons interested in purchasing Baskets should contact the Sponsor or the Trustee to obtain the contact information for the Authorized Participants. Shareholders who are not Authorized Participants will only be able to redeem their Shares through an Authorized Participant.

All gold bullion must be delivered to the Trust and distributed by the Trust in unallocated form through credits and debits between Authorized Participant Unallocated Accounts and the Trust Unallocated Account.

All gold bullion must be of at least a minimum fineness (or purity) of 995 parts per 1,000 (99.5%) and otherwise conform to the rules, regulations, practices and customs of the LBMA, including the specifications for a London Good Delivery Bar.

Under the Participant Agreement, the Sponsor has agreed to indemnify the Authorized Participants against certain liabilities, including liabilities under the Securities Act, and to contribute to the payments the Authorized Participants may be required to make in respect of those liabilities. The Trustee has agreed to reimburse the Authorized Participants, solely from and to the extent of the Trust’s assets, for indemnification and contribution amounts due from the Sponsor to the extent the Sponsor has not paid such amounts when due.

The following description of the procedures for the creation and redemption of Baskets is only a summary and investors should review the description of the procedures for the creation and redemption of Baskets set forth in the Trust Indenture, the form of Participant Agreement and the form of Participant Unallocated Bullion Account Agreement, each of which has been filed as an exhibit linked to the registration statement relating to this Prospectus.

CREATION PROCEDURES

On any business day, an Authorized Participant may place an order with the Trustee to create one or more Baskets. Purchase orders must be placed by 4:00 PM or the close of regular trading on NYSE Arca, whichever is earlier. The day on which the Trustee receives a valid purchase order is the purchase order date.

By placing a purchase order, an Authorized Participant agrees to deposit gold with the Trust, or a combination of gold and cash, as described below. Prior to the delivery of Baskets for a purchase order, the Authorized Participant must also have wired to the Trustee the non-refundable transaction fee due for the purchase order.

DETERMINATION OF REQUIRED DEPOSITS

The total deposit required to create each Basket (a “Creation Basket Deposit”) is an amount of gold and cash, if any, that is in the same proportion to the total assets of the Trust (net of estimated accrued expenses and other liabilities) on the date the order to purchase is properly received as the number of Shares to be created under the purchase order is in proportion to the total number of Shares outstanding on the date the order is received.

DELIVERY OF REQUIRED DEPOSITS

An Authorized Participant who places a purchase order is responsible for crediting its Authorized Participant Unallocated Account with the required gold deposit amount by the end of the second business day in London following the purchase order date. The Custodian, after receiving appropriate instructions from the Authorized Participant and the Trustee, will transfer on the second business day following the purchase order date the gold deposit amount by debiting such amount from the Authorized Participant Unallocated Account and by crediting such amount to the Trust Unallocated Account and by delivery of the gold to the Trust Allocated Account. The expense and risk of delivery, ownership and safekeeping of gold until such gold has been received by the Trust will be borne solely by the Authorized Participant. If gold is to be delivered other than as described above, the Sponsor is authorized to establish such procedures and to appoint such custodians and establish such custody accounts as the Sponsor determines to be desirable.

Acting on standing instructions given by the Trustee, the Custodian will transfer the gold deposit amount from the Trust Unallocated Account to the Trust Allocated Account on the second business day following the purchase order date by allocating to the Trust Allocated Account specific bars of gold from unallocated bars which the Custodian holds or instructing a subcustodian to allocate specific bars of gold from unallocated bars held by or for the subcustodian. The gold bars in an allocated gold account are specific to that account and are identified by a list which shows, for each gold bar, the refiner, assay or fineness, serial number and gross and fine weight. Gold held in the Trust’s allocated account is the property of the Trust and is not traded, leased or loaned under any circumstances.

The Custodian will transfer the gold deposit amount from the Trust Unallocated Account to the Trust Allocated Account by 2:00 PM (London time) unless the Custodian is required to use a subcustodian in the allocation process, in which event the Custodian will use its best efforts to complete the transfer by 2:00 PM (London time). Upon the Trustee’s receipt of confirmation from the Custodian that the gold deposit amount has been transferred from the Trust Unallocated Account to the Trust Allocated Account, the Trustee will direct DTC to credit the number of Baskets ordered by the Authorized Participant to the Authorized Participant’s DTC account. During the period of the transfer, all Shareholders will be exposed to the risks of unallocated gold to the extent of that gold deposit amount until the Custodian completes the allocation process.

REDEMPTION PROCEDURES

The procedures by which an Authorized Participant can redeem one or more Baskets mirror the procedures for the creation of Baskets. On any business day, an Authorized Participant may place an order with the Trustee to redeem one or more Baskets. Redemption orders must be placed by 4:00 PM or the close of regular trading on NYSE Arca, whichever is earlier. A redemption order so received is effective on the date it is received in satisfactory form by the Trustee.

DETERMINATION OF REDEMPTION DISTRIBUTION

The redemption distribution from the Trust consists of a credit to the redeeming Authorized Participant’s Authorized Participant Unallocated Account representing the amount of the gold held by the Trust evidenced by the Shares being redeemed plus, or minus, the cash redemption amount. The cash redemption amount is equal to the value of all assets of the Trust other than gold less all estimated accrued expenses and other liabilities, divided by the number of Baskets outstanding and multiplied by the number of Baskets included in the Authorized Participant’s redemption order. The Sponsor anticipates that in the ordinary course of the Trust’s operations there will be no cash distributions made to Authorized Participants upon redemptions. Fractions of a fine ounce of gold included in the redemption distribution smaller than 0.001 of a fine ounce are disregarded. Redemption distributions are subject to the deduction of any applicable tax or other governmental charges which may be due.

DELIVERY OF REDEMPTION DISTRIBUTION

The redemption distribution due from the Trust is delivered to the Authorized Participant on the second business day following the redemption order date if, by 9:00 AM New York time on such second business day, the Trustee’s DTC account has been credited with the Baskets to be redeemed. If the Trustee’s DTC account has not been credited with all of the Baskets to be redeemed by such time, the redemption distribution is delivered to the extent of whole Baskets received. Any remainder of the redemption distribution is delivered on the next business day to the extent of remaining whole Baskets received if the Trustee receives the fee applicable to the extension of the redemption distribution date which the Trustee may, from time to time, determine and the remaining Baskets to be redeemed are credited to the Trustee’s DTC account by 9:00 AM New York time on such next business day. Any further outstanding amount of the redemption order may be cancelled. The Trustee is also authorized to deliver the redemption distribution notwithstanding that the Baskets to be redeemed are not credited to the Trustee’s DTC account by 9:00 AM New York time on the second business day following the redemption order date if the Authorized Participant has collateralized its obligation to deliver the Baskets through DTC’s book entry system on such terms as the Sponsor and the Trustee may from time to time agree upon.

The Custodian transfers the redemption gold amount from the Trust Allocated Account to the Trust Unallocated Account and, thereafter, to the redeeming Authorized Participant’s Authorized Participant Unallocated Account. The Authorized Participant and the Trust are each at risk in respect of gold credited to their respective unallocated accounts in the event of the Custodian’s insolvency. See “Risk Factors — Gold held in the Trust’s unallocated gold account and any Authorized Participant’s unallocated gold account will not be segregated from the Custodian’s assets…”

SUSPENSION OR REJECTION OF REDEMPTION ORDERS

The Trustee may, in its discretion, and will when directed by the Sponsor, suspend the right of redemption, or postpone the redemption settlement date, (1) for any period during which the NYSE Arca is closed other than customary weekend or holiday closings, or trading on the NYSE Arca is suspended or restricted, (2) for any period during which an emergency exists as a result of which delivery, disposal or evaluation of gold is not reasonably practicable, or (3) for such other period as the Sponsor determines to be necessary for the protection of the Shareholders.

The Trustee will reject a redemption order if (i) the order is not in proper form as described in the Participant Agreement, (ii) the fulfillment of the order, in the opinion of its counsel, might be unlawful, (iii) the order would have adverse tax consequences to the Trust or its Shareholders or (iv) circumstances outside the control of the Trustee, the Sponsor or the Custodian make the redemption, for all practical purposes, not feasible to process.

None of the Sponsor, the Trustee or the Custodian will be liable to any person or in any way for any loss or damages that may result from any such suspension, postponement or rejection.

CREATION AND REDEMPTION TRANSACTION FEE

An Authorized Participant is required to pay a transaction fee to the Trustee of $2,000 per order to create or redeem Baskets. An order may include multiple Baskets. The transaction fee may be reduced, increased or otherwise changed by the Trustee with the consent of the Sponsor. The Trustee shall notify DTC of any agreement to change the transaction fee and will not implement any increase in the fee for the redemption of Baskets until 30 days after the date of the notice. A transaction fee will not exceed 0.10% of the value of a Basket at the time the creation and redemption order is accepted.

TAX RESPONSIBILITY

Authorized Participants are responsible for any transfer tax, sales or use tax, recording tax, value added tax or similar tax or governmental charge applicable to the creation or redemption of Baskets, regardless of whether or not such tax or charge is imposed directly on the Authorized Participant, and agree to indemnify the Sponsor, the Trustee and the Trust if they are required by law to pay any such tax, together with any applicable penalties, additions to tax or interest thereon.

Material United States Federal Tax Consequences

The following discussion of the material U.S. federal income tax consequences that generally apply to the purchase, ownership and disposition of Shares and gold held by the Trust by a U.S. Shareholder (as defined below), and certain U.S. federal gift and estate tax consequences that generally apply to an investment in Shares by a Non-U.S. Shareholder (as defined below), represents, insofar as it describes conclusions as to U.S. federal tax law and subject to the limitations and qualifications described therein, the opinion of Carter Ledyard & Milburn LLP, special U.S. federal tax counsel to the Sponsor. The discussion below is based on the U.S. Internal Revenue Code of 1986, as amended, (the “Code”) Treasury Regulations promulgated under the Code and judicial and administrative interpretations of the Code, all as in effect on the date of this prospectus and all of which are subject to changes either prospectively or retroactively. The tax treatment of Shareholders may vary depending upon their own particular circumstances. Certain Shareholders (including broker-dealers, traders or other investors with special circumstances) may be subject to special rules not discussed herein. In addition, the following discussion applies only to investors who hold Shares as “capital assets” within the meaning of Code section 1221. Moreover, the discussion herein does not address the effect of any state, local or foreign tax law on the disposition of Shares. Purchasers of Shares are urged to consult their own tax advisors with respect to all U.S. federal, state, local and foreign tax law considerations potentially applicable to their investment in Shares.

For purposes of this discussion, a “U.S. Shareholder” is a Shareholder that is:

•	An individual who is a U.S. citizen or resident of the United States for U.S. federal income tax purposes;

•	An entity treated as a corporation for U.S. federal income tax purposes that is created or organized in or under the laws of the United States or any political subdivision thereof;

•	An estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•

A trust, if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust; or (2) the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

A Shareholder (other than a partnership or other entity subject to tax as a partnership) that is not a U.S. Shareholder as defined above is generally considered a “Non-U.S. Shareholder” for purposes of this discussion. For U.S. federal income tax purposes, the treatment of any beneficial owner of an interest in a partnership, including any entity treated as a partnership for U.S. federal income tax purposes, will generally depend upon the status of the partner and upon the activities of the partnership. Partnerships and partners in partnerships should consult their tax advisors about the U.S. federal income tax consequences of purchasing, owning and disposing of Shares.

TAXATION OF THE TRUST

The Trust is treated as a “grantor trust” for U.S. federal income tax purposes. As a result, the Trust itself is not subject to U.S. federal income tax. Instead, the Trust’s income and expenses “flow through” to the Shareholders, and the Trustee will report the Trust’s income, gains, losses and deductions to the Internal Revenue Service (the “IRS”) on that basis.

TAXATION OF U.S. SHAREHOLDERS

U.S. Shareholders generally will be treated, for U.S. federal income tax purposes, as if they directly owned a pro rata share of the gold held by the Trust. U.S. Shareholders also will be treated as if they directly derived their respective pro rata shares of the Trust’s income, if any, and as if they directly incurred their respective pro rata shares of the Trust’s expenses. In the case of a U.S. Shareholder that purchases Shares for cash, its initial tax basis in its pro rata share of the gold held in the Trust at the time it acquires its Shares will be equal to its cost of acquiring the Shares. In the case of a U.S. Shareholder that acquires its Shares by delivering gold to the Trust, the delivery of gold to the Trust in exchange for the underlying gold represented by the Shares will not be a taxable event to the U.S. Shareholder, and the U.S. Shareholder’s tax basis and holding period for the U.S. Shareholder’s pro rata share of the gold held in the Trust will be the same as its tax basis and holding period for the gold delivered by the U.S. Shareholder in exchange therefor. For purposes of this discussion, it is assumed that all of a U.S. Shareholder’s Shares are acquired on the same date, at the same price per Share and, except where otherwise noted, that the sole asset of the Trust is gold.

When the Trust sells gold, for example to pay expenses, a U.S. Shareholder generally will recognize gain or loss in an amount equal to the difference between (1) the U.S. Shareholder’s pro rata share of the amount realized by the Trust upon the sale; and (2) the U.S. Shareholder’s tax basis for its pro rata share of the gold that was sold, which gain or loss will generally be long-term or short-term capital gain or loss, depending upon whether the U.S. Shareholder has held its Shares for more than one year (see discussion below on the applicable tax rates with respect to such capital gain or loss). A U.S. Shareholder’s tax basis for its share of any gold sold by the Trust generally will be determined by multiplying the U.S. Shareholder’s total basis for its share of all of the gold held in the Trust immediately prior to the sale, by a fraction the numerator of which is the amount of gold sold and the denominator of which is the total amount of the gold held in the Trust immediately prior to the sale. Immediately after any such sale, a U.S. Shareholder’s tax basis for its pro rata share of the gold remaining in the Trust will equal its tax basis for its share of the total amount of the gold held in the Trust immediately prior to the sale, less the portion of such basis allocable to its share of the gold that was sold.

Upon a U.S. Shareholder’s sale of some or all of its Shares, the U.S. Shareholder will be treated as having sold the portion of its pro rata share of the gold held in the Trust at the time of the sale that is attributable to the Shares sold. Accordingly, the U.S. Shareholder generally will recognize gain or loss on the sale of the Shares in an amount equal to the difference between (1) the amount realized pursuant to the sale of the Shares; and (2) the U.S. Shareholder’s tax basis for the portion of its pro rata share of the gold held in the Trust at the time of sale that is attributable to the Shares sold, determined by multiplying the U.S. Shareholder’s tax basis for its pro rata share of the gold held in the Trust immediately prior to the sale by a fraction, the numerator of which is the number of Shares sold and the denominator of which is the number of Shares held by the U.S. Shareholder immediately prior to the sale.

A redemption of some or all of a U.S. Shareholder’s Shares in exchange for the underlying gold represented by the Shares redeemed generally will not be a taxable event to the U.S. Shareholder. The U.S. Shareholder’s tax basis for the gold received in the redemption generally will be the same as the U.S. Shareholder’s tax basis for the portion of its pro rata share of the gold held in the Trust immediately prior to the redemption that is attributable to the Shares redeemed. This is determined by multiplying the U.S. Shareholder’s tax basis for its pro rata share of the gold held in the Trust immediately prior to the redemption by a fraction, the numerator of which is the number of Shares redeemed and the denominator of which is the number of Shares held by the U.S. Shareholder immediately prior to the redemption. The U.S. Shareholder’s holding period with respect to the gold received should include the period during which the U.S. Shareholder held the Shares redeemed. A subsequent sale of the gold received by the U.S. Shareholder will be a taxable event.

Immediately after any sale or redemption of less than all of a U.S. Shareholder’s Shares, the U.S. Shareholder’s tax basis for its pro rata share of the gold held in the Trust immediately after such sale or redemption generally will equal its tax basis for its share of the total amount of the gold held in the Trust immediately prior to the sale or redemption, reduced by the portion of such basis that is attributable to the Shares sold or redeemed, as addressed above.

As noted above, the foregoing discussion assumes that all of a U.S. Shareholder’s Shares were acquired on the same date and at the same price per Share. If a U.S. Shareholder owns multiple lots of Shares (i.e., Shares acquired on different dates and/or at different prices), it is uncertain whether the U.S. Shareholder may use the “specific identification” rules that apply under Treasury regulations section 1.1012-1(c) with respect to sales of shares of stock, in determining the amount, and the long-term or short-term character, of any gain or loss recognized by the U.S. Shareholder upon the sale of gold by the Trust, upon the sale of any Shares by the U.S. Shareholder, or upon the sale by the U.S. Shareholder of any gold received by it upon the redemption of any of its Shares. The IRS could take the position that a U.S. Shareholder has a blended tax basis and holding period for its pro rata share of the underlying gold in the Trust. However, there is no Code section, Regulation or other guidance on this point. U.S. Shareholders that hold multiple lots of Shares, or that are contemplating acquiring multiple lots of Shares, should consult their own tax advisors as to the determination of the tax basis and holding period for the underlying gold related to such Shares.

MAXIMUM 28% LONG-TERM CAPITAL GAINS TAX RATE FOR U.S. SHAREHOLDERS WHO ARE INDIVIDUALS

Under current law, gains recognized by individuals from the sale of “collectibles,” including gold bullion, held for more than one year are taxed at a maximum rate of 28%, rather than the 20% rate applicable to most other long-term capital gains. However, if an individual U.S. Shareholder is otherwise subject to a rate lower than 28%, if the gain was ordinary income due to being in a lower bracket, the 28% rate does not apply and such lower rate will apply. For these purposes, a gain recognized by an individual upon the sale of an interest (such as the Shares) in a trust that holds collectibles is treated as gain recognized on the sale of collectibles, to the extent that such gain is attributable to unrealized appreciation in the value of the collectibles held by the trust. Therefore, any gain recognized by an individual U.S. Shareholder attributable to a sale of Shares held for more than one year, or attributable to the Trust’s sale of any gold bullion that the individual U.S. Shareholder is treated (through its ownership of Shares) as having held for more than one year, generally will be taxed at a maximum rate of 28%. The tax rates for capital gains recognized upon the sale of assets held by an individual U.S. Shareholder for one year or less are generally the same as those at which ordinary income is taxed. The deductibility of capital losses by an individual U.S. Shareholder is subject to limitations.

3.8% TAX ON NET INVESTMENT INCOME

Under current law, U.S. Shareholders that are individuals, estates or trusts, whose income exceeds certain thresholds, are subject to a 3.8% Medicare contribution tax on their “net investment income,” which generally includes capital gains from the disposition of property. This tax is in addition to any capital gains taxes due on such investment income (discussed above).

BROKERAGE FEES AND TRUST EXPENSES

Any brokerage or other transaction fee incurred by a U.S. Shareholder in connection with purchasing Shares will be treated as part of the U.S. Shareholder’s tax basis in the underlying assets of the Trust. Similarly, any brokerage fee incurred by a U.S. Shareholder in selling Shares will reduce the amount realized by the U.S. Shareholder with respect to the sale.

U.S. Shareholders will be required to recognize gain or loss upon a sale of gold by the Trust (as discussed above), even though some or all of the proceeds of such sale are used by the Trustee to pay Trust expenses. U.S. Shareholders may deduct their respective pro rata shares of each expense incurred by the Trust to the same extent as if they directly incurred such expense. U.S. Shareholders that are individuals, estates or trusts, however, may be required to treat some or all of the expenses of the Trust as miscellaneous itemized deductions. An individual U.S. Shareholder may not deduct miscellaneous itemized deductions for tax years beginning after December 31, 2017 and before January 1, 2026. For tax years beginning after December 31, 2025, an individual U.S. Shareholder may deduct certain miscellaneous itemized deductions only to the extent they exceed 2% of adjusted gross income. In addition, such deductions may be subject to phase-outs and other limitations under applicable provisions of the Code and regulations thereunder and, if the U.S. Shareholder is an individual subject to the alternative minimum tax, may not be deductible at all.

INVESTMENT BY TAX-EXEMPT U.S. SHAREHOLDERS

Tax-exempt U.S. Shareholders are generally subject to U.S. federal income tax only on their unrelated business taxable income (“UBTI”). In addition, a tax-exempt U.S. Shareholder that is a private foundation is also subject to certain U.S. federal excise taxes, including a 2% (or 1%) excise tax under Section 4940 of the Code on its “net investment income,” which would include any gain recognized on the sale of any of its Shares or its share of any gain recognized on the Trust’s sale of gold, provided such gain did not constitute UBTI. Unless a tax-exempt U.S. Shareholder incurs debt in order to purchase Shares, it is expected that tax-exempt U.S. Shareholders should not realize UBTI in respect of income or gains from the Shares. Tax-exempt U.S. Shareholders should consult their own tax advisors about the U.S. federal income and excise tax consequences of purchasing, owning and disposing of Shares in light of their particular circumstances.

INVESTMENT BY REGULATED INVESTMENT COMPANIES

Mutual funds and other investment vehicles that are “regulated investment companies” within the meaning of Code Section 851 should consult with their own tax advisors concerning (1) the likelihood that an investment in Shares, although the Shares are “securities” within the meaning of the Investment Company Act of 1940, may be considered an investment in the underlying gold for purposes of Code section 851(b), and (2) the extent to which an investment in Shares might nevertheless be consistent with preservation of their qualification under Code Section 851.

INVESTMENT BY CERTAIN RETIREMENT PLANS

Code Section 408(m) provides that the acquisition of a “collectible”—which is defined to include “any metal or gem” and “any stamp or coin” that is not a gold coin described in paragraph (7), (8), (9) , or (10) of section 5112(a) of title 31, United States Code (such gold coin, a “Non-Collectible Gold Coin”), nor gold bullion of a fineness equal to or exceeding the minimum fineness that a contract market (as described in section 5 of the Commodity Exchange Act, 7 U.S.C. 7) requires for metals that may be delivered in satisfaction of a regulated futures contract if such bullion is in the physical possession of a trustee under Code Section 408(a) (such gold bullion, “Non-Collectible Gold Bullion”)—by an individual retirement account, or IRA, or a participant-directed account maintained under any plan that is tax-qualified under Code Section 401(a), is treated as an immediate taxable distribution from the account to the owner of the IRA, or to the participant for whom the plan account is maintained, of an amount equal to the cost to the account of acquiring the collectible.

The Sponsor has received a private letter ruling from the IRS concluding that a purchase of Shares by an IRA, or by a participant-directed account under a Code Section 401(a) plan (a “plan account”), will not be treated as the acquisition of a collectible by the IRA or plan, and will not result in a taxable distribution to the IRA owner or plan participant under Code Section 408(m). However, if Shares are distributed by the trustee or custodian of an IRA or plan account to the IRA owner or participant, or if a redemption of any Shares held by an IRA or plan account results in the distribution of gold to the IRA or account (or such redemption is treated as distributed under Section 408), other than Non-Collectible Gold Coins or Non-Collectible Gold Bullion, such distribution would be taxable to the distributee in the year of distribution to the extent provided under the applicable provisions of Code Sections 408(d), 408(m) or 402. See also “ERISA and Related Considerations.”

U.S. INFORMATION REPORTING AND BACKUP WITHHOLDING FOR U.S. AND NON-U.S. SHAREHOLDERS

The Trustee will file certain information returns with the IRS, and provide certain tax-related information to Shareholders, in connection with the Trust. Each Shareholder will be provided with information regarding its allocable portion of the Trust’s annual income and gains (if any) and expenses.

A U.S. Shareholder may be subject to U.S. backup withholding tax in certain circumstances unless it provides its taxpayer identification number (“TIN”) and complies with certain certification procedures. Non-U.S. Shareholders may have to comply with certification procedures to establish that they are not U.S. persons in order to avoid the information reporting and backup withholding tax requirements.

The amount of any backup withholding will be allowed as a credit against a Shareholder’s U.S. federal income tax liability and may entitle such a Shareholder to a refund, provided that the required information is furnished to the IRS.

INCOME TAXATION OF NON-U.S. SHAREHOLDERS

The Trust does not expect to generate taxable income except for gain (if any) upon the sale of gold. A Non-U.S. Shareholder generally will not be subject to U.S. federal income tax with respect to gain recognized upon the sale or other disposition of Shares, or upon the sale of gold by the Trust, unless (1) the Non-U.S. Shareholder is an individual and is present in the United States for 183 days or more during the taxable year of the sale or other disposition, and certain other conditions are met; or (2) the gain is effectively connected with the conduct by the Non-U.S. Shareholder of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment). If clause (1) of the preceding sentence applies, the Non-U.S. Shareholder generally will be subject to a flat 30% U.S. federal income tax on any gain recognized, which may be offset by certain U.S. source losses. If clause (2) of the preceding sentence applies, the Non-U.S. Shareholder will generally be required to pay U.S. federal income tax on the net gain derived from the sale in the same manner as a U.S. Shareholder, as described above. In addition, corporate Non-U.S. Shareholders may be subject to a 30% branch profits tax on their “effectively connected” earnings and profits attributable to such gain (subject to adjustments). If a Non-U.S. Shareholder is eligible for the benefits of a tax treaty between the United States and its country of residence, the tax treatment of any such gain may be modified in the manner specified by the treaty.

ESTATE AND GIFT TAX CONSIDERATIONS FOR NON-U.S. SHAREHOLDERS

Under the U.S. federal estate tax law, individuals who are neither citizens nor residents (as determined for U.S. federal estate and gift tax purposes) of the United States are subject to U.S. federal estate tax on all property that is “situated” in the U.S. at the time of death. Shares may well be considered to be situated in the U.S. for these purposes. If they are, then Shares would be includible in the U.S. gross estate of a non-resident alien Shareholder. Currently, U.S. federal estate tax is imposed at rates of up to 40% of the fair market value of the taxable estate. The U.S. federal estate tax rate is subject to change in future years. In addition, the U.S. federal “generation-skipping transfer tax” may apply in certain circumstances. The estate of a non-resident alien Shareholder who was resident in a country that has an estate tax treaty with the United States may be entitled to benefit from such treaty.

For non-citizens and non-residents of the United States, the U.S. federal gift tax generally applies only to gifts of tangible personal property or real property that is situated in the United States. Tangible personal property (including gold) is situated in the United States if it is physically located in the United States. Although the matter is not settled, it appears that ownership of Shares should not be considered ownership of the underlying gold for this purpose, even if that gold were held in custody in the United States. Instead, Shares should be considered intangible property, and therefore they should not be subject to U.S. federal gift tax if transferred during the Non-U.S. Shareholder’s lifetime.

TAXATION IN JURISDICTIONS OTHER THAN THE UNITED STATES

Prospective purchasers of Shares that are based in or acting out of a jurisdiction other than the United States are advised to consult their own tax advisors as to the tax consequences, under the laws of such jurisdiction (or any other jurisdiction not being the United States to which they are subject), of their purchase, holding, sale and redemption of or any other dealing in Shares and, in particular, whether any value added tax, other consumption tax or transfer tax is payable in relation to such purchase, holding, sale, redemption or other dealing in Shares.

ERISA and Related Considerations

The Employee Retirement Income Security Act of 1974, as amended, or (“ERISA”), and/or Code section 4975 impose certain requirements on employee benefit plans and certain other plans and arrangements that are subject to ERISA or the Code, including IRAs and annuities, retirement plans for self-employed individuals (so-called “Keogh plans”), and certain collective investment funds and insurance company general or separate accounts in which such plans or arrangements are invested, collectively the Plans, and on persons who are fiduciaries with respect to the investment of assets treated as “plan assets” of a Plan. Government plans and some church plans are not subject to the fiduciary responsibility provisions of ERISA or the provisions of section 4975 of the Code but may be subject to substantially similar rules under state or other federal law.

In contemplating an investment of a portion of Plan assets in Shares, the Plan fiduciary responsible for making such investment should carefully consider, taking into account the facts and circumstances of the Plan, the “Risk Factors” discussed above and whether such investment is consistent with its fiduciary responsibilities, including, but not limited to: (1) whether the fiduciary has the authority to make the investment under the appropriate governing plan instrument; (2) whether the investment would constitute a direct or indirect “prohibited transaction” with a “party in interest” or “disqualified person,” as described in ERISA section 406 or Section 4975 of the Code, as applicable, that is not otherwise subject to a statutory exemption or prohibited transaction exemption issued by the Department of Labor; (3) the Plan’s funding objectives; and (4) whether under the general fiduciary standards of investment prudence and diversification such investment is appropriate for the Plan, taking into account the overall investment policy of the Plan, the composition of the Plan’s investment portfolio and the Plan’s need for sufficient liquidity to pay benefits when due. The Shares constitute “publicly-offered securities” as defined in Department of Labor Regulations § 2510.3- 101(b)(2). Accordingly, Shares purchased by a Plan, and not an interest in the underlying gold bullion held in the Trust represented by the Shares, should be treated as assets of the Plan, for purposes of applying the “fiduciary responsibility” and “prohibited transaction” rules of ERISA and the Code. See also “Material United States Federal Tax Consequences — Investment by Certain Retirement Plans.”

Plan of Distribution

The Trust issues Shares in Baskets to Authorized Participants from time to time in exchange for deposits of the amount of gold and any cash represented by the Baskets being created. A current list of the Authorized Participants is available from the Trustee and the Sponsor. Because new Shares can be created and issued on an ongoing basis, at any point during the life of the Trust, a “distribution,” as such term is used in the Securities Act, will be occurring. Authorized Participants, other broker-dealers and other persons are cautioned that some of their activities will result in their being deemed participants in a distribution in a manner which would render them statutory underwriters and subject them to the prospectus-delivery and liability provisions of the Securities Act. For example, an Authorized Participant, other broker-dealer firm or its client will be deemed a statutory underwriter if it purchases a Basket from the Trust, breaks the Basket down into the constituent Shares and sells the Shares to its customers; or if it chooses to couple the creation of a supply of new Shares with an active selling effort involving solicitation of secondary market demand for the Shares. A determination of whether one is an underwriter must take into account all the facts and circumstances pertaining to the activities of the broker-dealer or its client in the particular case, and the examples mentioned above should not be considered a complete description of all the activities that would lead to categorization as an underwriter.

Investors who purchase Shares through a commission/fee-based brokerage account may pay commissions/fees charged by the brokerage account. Investors are encouraged to review the terms of their brokerage accounts for details on applicable charges.

The Sponsor or Marketing Agent, or an affiliate of the Sponsor or Marketing Agent, may directly or indirectly make cash payments to certain broker-dealers for participating in activities that are designed to make registered representatives and other professionals more knowledgeable about exchange traded products, including GLD, or for other activities, such as participation in marketing activities and presentations, educational training programs, conferences, the development of technology platforms and reporting systems. In addition, the Sponsor and/or Marketing Agent may enter into arrangements with certain financial intermediaries pursuant to which such intermediaries will agree to promote certain ETFs/exchange traded products (“ETPs”) to their customers and agree not to charge certain of their customers any commissions when those customers purchase or sell shares of participating ETFs/ETPs. Payments to a broker-dealer or intermediary may create potential conflicts of interest between the broker-dealer or intermediary and its clients. These amounts, which may be significant, are paid by the Sponsor and/or Marketing Agent from their own resources and not from the assets of the Trust. In addition, the Sponsor or Marketing Agent, or an affiliate of the Sponsor or Marketing Agent, may also reimburse expenses or make payments from their own assets to other persons in consideration of services or other activities that they believe may benefit the Marketing Agent’s business or facilitate investment in GLD.

Dealers who are not “underwriters” but are participating in a distribution (as contrasted to ordinary secondary trading transactions), and thus dealing with Shares that are part of an “unsold allotment” within the meaning of section 4(3)(C) of the Securities Act, would be unable to take advantage of the prospectus-delivery exemption provided by section 4(3) of the Securities Act.

The Sponsor intends to qualify the Shares in states selected by the Sponsor and through broker-dealers who are members of FINRA. Investors intending to create or redeem Baskets through Authorized Participants in transactions not involving a broker-dealer registered in such investor’s state of domicile or residence should consult their legal advisor regarding applicable broker-dealer or securities regulatory requirements under the state securities laws prior to such creation or redemption.

The Marketing Agent is assisting the Sponsor in: (1) developing a marketing plan for the Trust on an ongoing basis; (2) preparing marketing materials regarding the Shares, including the content on the Trust’s website; (3) executing the marketing plan for the Trust; (4) incorporating gold into its strategic and tactical exchange- traded fund research; (5) sub-licensing the SPDR® trademark; and (6) assisting with certain shareholder services, such as call center and prospectus fulfillment. Fees are paid to the Marketing Agent by the Sponsor for services performed pursuant to the Marketing Agent Agreement.

The Sponsor has agreed to indemnify certain parties against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that such parties may be required to make in respect of those liabilities. The Trustee has agreed to reimburse such parties, solely from and to the extent of the Trust’s assets, for indemnification and contribution amounts due from the Sponsor in respect of such liabilities to the extent the Sponsor has not paid such amounts when due. The Shares trade on the NYSE Arca under the symbol “GLD.”

Description of the Shares

GENERAL

The Trustee is authorized under the Trust Indenture to create and issue an unlimited number of Shares. The Shares represent units of fractional undivided beneficial interest in and ownership of the Trust and have no par value. Any creation and issuance of Shares above the amount registered on the registration statement of which this prospectus is a part will require the registration of such additional Shares.

DESCRIPTION OF LIMITED RIGHTS

The Shares do not represent a traditional investment and you should not view them as similar to “shares” of a corporation operating a business enterprise with management and a board of directors. As a Shareholder, you do not have the statutory rights normally associated with the ownership of shares of a corporation, including, for example, the right to bring “oppression” or “derivative” actions. All Shares are of the same class with equal rights and privileges. Each Share is transferable, is fully paid and non-assessable and entitles the holder to vote on the limited matters upon which Shareholders may vote under the Trust Indenture. The Shares do not entitle their holders to any conversion or pre-emptive rights, or, except as provided below, any redemption rights or rights to distributions.

DISTRIBUTIONS

The Trust Indenture provides for distributions to Shareholders in only two circumstances. First, if the Trustee and the Sponsor determine that the Trust’s cash account balance exceeds the anticipated expenses of the Trust for the next 12 months and the excess amount is more than $0.01 per Share outstanding, they shall direct the excess amount to be distributed to the Shareholders. Second, if the Trust is terminated and liquidated, the Trustee will distribute to the Shareholders any amounts remaining after the satisfaction of all outstanding liabilities of the Trust and the establishment of such reserves for applicable taxes, other governmental charges and contingent or future liabilities as the Trustee shall determine. Shareholders of record on the record date fixed by the Trustee for a distribution will be entitled to receive their pro rata portion of any distribution.

VOTING AND APPROVALS

Under the Trust Indenture, Shareholders have no voting rights, except in the following limited circumstances: (i) shareholders holding at least 66 2/3% of the Shares outstanding may vote to remove the Trustee; (ii) the Trustee may terminate the Trust upon the agreement of Shareholders owning at least 66 2/3% of the outstanding Shares; and (iii) certain amendments to the Trust Indenture require 51% or unanimous consent of the Shareholders.

BOOK ENTRY FORM

Individual certificates will not be issued for the Shares. Instead, global certificates are deposited by the Trustee with DTC and registered in the name of Cede & Co., as nominee for DTC. The global certificates evidence all of the Shares outstanding at any time. Under the Trust Indenture, Shareholders are limited to: (1) DTC Participants; (2) those who maintain, either directly or indirectly, a custodial relationship with a DTC Participant, or Indirect Participants; and (3) those banks, brokers, dealers, trust companies and others who hold interests in the Shares through DTC Participants or Indirect Participants. The Shares are only transferable through the book-entry system of DTC. Shareholders who are not DTC Participants may transfer their Shares through DTC by instructing the DTC Participant holding their Shares (or by instructing the Indirect Participant or other entity through which their Shares are held) to transfer the Shares. Transfers are made in accordance with standard securities industry practice.

Legal Matters

The validity of the Shares has been passed upon for the Sponsor by Carter Ledyard & Milburn LLP, New York, New York, who, as special U.S. tax counsel to the Trust, also rendered an opinion regarding the material federal income tax consequences relating to the Shares.

Experts

The financial statements incorporated by reference in this prospectus by reference to the Trust’s Form 10-K for the year ended September 30, 2021 filed on November 24, 2021 have been audited by KPMG LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

Where You Can Find More Information; Incorporation of Certain Information by Reference

This prospectus is a part of a registration statement on Form S-3 of SPDR® Gold Trust which we filed with the SEC under the Securities Act of 1933. As permitted by the rules and regulations of the SEC, this prospectus does not contain all of the information contained in the registration statement and the exhibits and schedules thereto. As such we make reference in this prospectus to the registration statement and to the exhibits and schedules thereto. For further information about us and about the securities we hereby offer, you should consult the registration statement and the exhibits and schedules thereto. You should be aware that statements contained in this prospectus concerning the provisions of any documents filed as an exhibit to the registration statement or otherwise filed with the SEC are not necessarily complete, and in each instance reference is made to the copy of such document so filed. Each such statement is qualified in its entirety by such reference.

We file annual, quarterly and special reports and other information with the SEC (Commission File Number 1-32356). These filings contain important information which does not appear in this prospectus. The SEC maintains an Internet site at http://www.sec.gov that contains reports and other information regarding issuers like the SPDR® Gold Trust , that file electronically with the SEC.

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to other documents which we have filed or will file with the SEC. We are incorporating by reference in this prospectus the documents listed below.

•	Our Annual Report on Form 10-K for the fiscal year ended September 30, 2021;

•	Our Quarterly Reports on Form 10-Q for the quarters ended December 31, 2021, March 31, 2022 and June 30, 2022;

•	Our Current Reports on Form 8-K filed on February 11, 2022, April 14, 2022 and May 16, 2022; and

•	The description of our Shares set forth in the Registration Statement on Form 8-A we filed with the SEC on November 16, 2004.

All documents filed by us with the SEC pursuant to Section 13(a), 13(c) 14 or 15(d) of the Securities Exchange Act after the date of this prospectus and before the termination or completion of this offering of our Shares shall be deemed to be incorporated by reference in this prospectus and to be a part of it from the filing dates of such documents. Certain statements in and portions of this prospectus update and replace information in the above listed documents incorporated by reference. Likewise, statements in or portions of a future document incorporated by reference in this prospectus may update and replace statements in and portions of this prospectus or the above listed documents.

We will provide you without charge, upon your written or oral request, a copy of any of the documents incorporated by reference in this prospectus, other than exhibits to such documents which are not specifically incorporated by reference into such documents, other than information in future filings that is deemed not to be filed. Please direct your written or telephone requests to State Street Global Advisors Funds Distributors, LLC, One Iron Street, Boston, MA 02210 (Tel: 866-320-4053). You may also obtain information about us by visiting our website at www.spdrgoldshares.com. Information contained on our website is not part of this prospectus.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

An indeterminate number of the securities is being registered as may from time to time be sold at indeterminate prices. In accordance with Rules 456(d) and 457(u), the registrant is deferring payment of all of the registration fee and will pay the registration fee subsequently on an annual basis. The Trust shall not bear any expenses in connection with the issuance and distribution of the securities being registered. These expenses shall be paid by the Sponsor.

Item 15. Indemnification of Directors and Officers.

Section 7.05 of the Trust Indenture provides that the Sponsor and its directors, shareholders, members, officers, employees, affiliates and subsidiaries shall be indemnified from the Trust and held harmless against any loss, liability or expense incurred by an indemnified party without (1) gross negligence, bad faith, willful misconduct or willful malfeasance on the part of the indemnified party arising out of or in connection with the performance of its obligations under the Trust Indenture or any actions taken in accordance with the provisions of the Trust Indenture or (2) the indemnified party’s reckless disregard of its obligations and duties under the Trust Indenture. Each indemnified party will also be indemnified from the Trust and held harmless against any loss, liability or expense under the Marketing Agent Agreement or any Participant Agreement where such loss, liability or expense arises from any untrue statement or alleged untrue statement of a material fact contained in any written statement provided by the Trustee. The indemnity includes payment from the Trust of the indemnified party’s costs and expenses of defending itself against any such indemnified claim or liability.

Section 18-108 of the Delaware Limited Liability Company Act provides that a limited liability company may indemnify and hold harmless any member, manager or other person against any and all claims and demands whatsoever, subject to any standards and restrictions set forth in the limited liability company agreement of the limited liability company.

Section 19 of the Sponsor’s Amended and Restated Limited Liability Company Agreement provides that, to the fullest extent permitted by applicable law, a member, director or officer of the Sponsor shall be entitled to indemnification from the Sponsor for any loss, damage or claim incurred by the member, director or officer for any act or omission performed or omitted by the member, director or officer in good faith on behalf of the Sponsor and in a manner reasonably believed to be within the scope of the authority conferred on the member, director or officer by the Sponsor’s Amended and Restated Limited Liability Company Agreement, provided, however, that no member, director or officer shall be entitled to be indemnified if the loss, damage or claim was due to the member’s, director’s or officer’s fraud or willful misconduct. A member’s, director’s or officer’s reasonably incurred costs and expenses in defending pending or threatened actions, suits or proceedings will be paid in advance by the Sponsor if the member, director or officer provides an undertaking to repay the amounts advanced if it is ultimately determined that the member, director or officer is not entitled to be indemnified by the Sponsor. The indemnity and the advance of expenses is limited to the Sponsor’s assets, and no member of the Sponsor shall have personal liability for such indemnity.

In addition, the WGC has entered into separate indemnification agreements with certain directors of the Sponsor which require the WGC, among other things, to indemnify them against certain liabilities which may arise by reason of their status as directors of the Sponsor.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits

See Exhibit Index below, which is incorporated by reference herein.

(b) Financial Statement Schedules

Not applicable.

Item 17. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§ 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, That:

(A) Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8 (§ 239.16b of this chapter), and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement; and

(B) Paragraphs (a)(1)(i), (ii), and (iii) of this section do not apply if the registration statement is on Form S-1 (§ 239.11 of this chapter), Form S-3 (§ 239.13 of this chapter), Form SF-3 (§ 239.45 of this chapter) or Form F-3 (§ 239.33 of this chapter) and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement, or, as to a registration statement on Form S-3, Form SF-3 or Form F-3, is contained in a form of prospectus filed pursuant to § 230.424(b) of this chapter that is part of the registration statement.

(C) Provided further, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is for an offering of asset-backed securities on Form SF-1 (§ 239.44 of this chapter) or Form SF-3 (§ 239.45 of this chapter), and the information required to be included in a post-effective amendment is provided pursuant to Item 1100(c) of Regulation AB (§ 229.1100(c)).

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F (§ 249.220f of this chapter) at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act (15 U.S.C. 77j(a)(3)) need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3 (§ 239.33 of this chapter), a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Item 8.A of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the registrant is relying on Rule 430B (§ 230.430B of this chapter):

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) (§ 230.424(b)(3) of this chapter) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) (§ 230.424(b)(2), (b)(5), or (b)(7) of this chapter) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) (§ 230.415(a)(1)(i), (vii), or (x) of this chapter) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) If the registrant is subject to Rule 430C (§ 230.430C of this chapter), each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§ 230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(iii) If the registrant is relying on § 230.430D of this chapter:

(A) Each prospectus filed by the registrant pursuant to § 230.424(b)(3) and (h) of this chapter shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to § 230.424(b)(2), (b)(5), or (b)(7) of this chapter as part of a registration statement in reliance on § 230.430D of this chapter relating to an offering made pursuant to § 230.415(a)(1)(vii) or (a)(1)(xii) of this chapter for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 (15 U.S.C. 77j(a)) shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in § 230.430D of this chapter, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§ 230.424 of this chapter);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(7) If the registrant is relying on § 230.430D of this chapter, with respect to any offering of securities registered on Form SF-3 (§ 239.45 of this chapter), to file the information previously omitted from the prospectus filed as part of an effective registration statement in accordance with §§ 230.424(h) and 230.430D of this chapter.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Exhibit Description	Incorporated by Reference
		Form	Exhibit	Filing Date/ Period End Date

4.1	Trust Indenture dated November 12, 2004.	10-K	4.1	9/30/07

4.1.1	Amendment No. 1 to Trust Indenture dated November 26, 2007.	8-K	4.1	12/13/07

4.1.2	Amendment No. 2 to Trust Indenture dated May 20, 2008.	10-K	4.1.2	9/30/08

4.1.3	Amendment No. 3 to Trust Indenture dated June 1, 2011.	8-K	4.1	6/1/11

4.1.4	Amendment No. 4 to Trust Indenture dated June 18, 2014.	8-K	4.1	6/19/14

4.1.5	Amendment No. 5 to Trust Indenture dated March 20, 2015.	8-K	4.1.5	3/20/15

4.1.6	Amendment No. 6 to Trust Indenture dated April 14, 2015.	8-K	4.1.6	7/14/15

4.1.7	Amendment No. 7 to Trust Indenture dated September 5, 2017.	8-K	4.1.7	9/11/17

4.1.8	Amendment No. 8 to the Trust Indenture dated February 6, 2020.	10-Q	4.1.8	2/7/20

4.2	Form of Participant Agreement.	S-1	4.2	11/8/04

4.2.1	Amendment No. 1 to Participant Agreements.	8-K	4.2	12/13/07

4.2.2	Amendment No. 2 to Participant Agreements dated May 20, 2008.	10-K	4.2.2	9/30/08

4.2.3	Amendment No. 3 to Participant Agreements dated July 18, 2014.	8-K	4.2.3	7/22/14

4.2.4	Amendment No. 4 to Participant Agreements dated September 5, 2017.	10-K	4.2.4	9/30/17

4.2.5*	Amendment No. 5 to Participant Agreements dated May 10, 2022.

4.3	Sponsor Payment and Reimbursement Agreement dated November 12, 2004.	10-K	4.3	9/30/07

5.1*	Opinion of Carter Ledyard & Milburn LLP as to legal matters

8.1*	Opinion of Carter Ledyard & Milburn LLP as to tax matters

10.1	Third Amended and Restated Allocated Bullion Account Agreement dated August 18, 2020.	S-3	10.1	8/18/20

10.1.1	Deed of Amendment to the Third Amended and Restated Allocated Bullion Account Agreement dated April 29, 2022.	8-K	10.1.1	5/16/22

10.2	Second Amended and Restated Unallocated Bullion Account Agreement dated July 17, 2015.	8-K	10.2	7/17/15

10.3	Form of Participant Unallocated Bullion Account Agreement.	S-1	4.2 (Attachment B)	11/8/04

10.3.1	Form of Amendment to Participant Unallocated Bullion Account Agreement dated November 26, 2007.	10-K	10.3.1	9/30/08

10.3.2	Form of Amendment No. 2 to Participant Unallocated Bullion Account Agreement effective May 20, 2008.	S-3	10.3.1	5/20/08

10.4	Depository Agreement dated November 11, 2004.	10-K	10.4	9/30/07

10.5	License Agreement	S-1	10.5	9/26/03

Exhibit Number	Exhibit Description	Incorporated by Reference
		Form	Exhibit	Filing Date/ Period End Date

10.6	Amended and Restated Marketing Agent Agreement dated July 17, 2015.	8-K	10.6	7/17/15

10.6.1	First Amendment to the Amended and Restated Marketing Agent Agreement dated May 4, 2018.	10-Q	10.6.1	8/7/18

10.8	WGC/WGTS License Agreement dated November 16, 2004.	10-K	10.8	9/30/07

10.8.1	Amendment No. 1 to WGC/WGTS License Agreement dated May 20, 2008.	10-K	10.8.1	9/30/08

10.10	Marketing Agent Reimbursement Agreement dated November 16, 2004.	10-K	10.10	9/30/07

10.12	SPDR Sublicense Agreement dated May 20, 2008.	10-K	10.12	9/30/08

10.13	Novation Agreement dated June 4, 2014.	8-K	10.13	11/21/14

23.1*	Consent of KPMG LLP.

23.2*	Consent of Carter Ledyard & Millburn LLP (included in the opinion filed as Exhibit 5.1)

23.3*	Consent of Carter Ledyard & Millburn LLP (included in the opinion filed as Exhibit 8.1)

24.1*	Powers of attorney are included on the signature page to this registration statement

107*	Filing Fee Tables

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, New York, on September 20, 2022.

Each person whose signature appears below hereby constitutes Joseph R. Cavatoni as their true and lawful attorney-in-fact with full power to sign on behalf of such person, in the capacities indicated below, any and all amendments to this registration statement (including post-effective amendments) and any subsequent related registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, and generally to do all such things in the name and on behalf of such person, in the capacities indicated below, to enable the Registrant to comply with the provisions of the Securities Act of 1933 and all requirements of the Securities and Exchange Commission thereunder, hereby ratifying and confirming the signature of such person as it may be signed by said attorney-in-fact on any and all amendments to this registration statement or any such subsequent related registration statement.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on September 20, 2022 by the following persons in the capacities* indicated.

Signature	Capacity

/s/ JOSEPH R. CAVATONI Joseph R. Cavatoni	Principal Executive Officer and Principal Financial and Accounting Officer*

/s/ WILLIAM J. SHEA William J. Shea	Director*

/s/ MOLLY DUFFY Molly Duffy	Director*

/s/ CARLOS RODRIGUEZ Carlos Rodriguez	Director*

/s/ SARA J. SPRUNG Sara J. Sprung	Director*

/s/ DAVID TAIT David Tait	Director*

/s/ NEAL WOLKOFF Neal Wolkoff	Director*

*	The Registrant is a trust and the persons are signing in their capacities as officers or directors of World Gold Trust Services, LLC, the Sponsor of the Registrant.